Exhibit 10.1

EXECUTION VERSION

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT  (this “Agreement”) is made and entered into as of September 11, 2015 (the “Effective Date”), by and among WPPI BELLEVUE MFS, LLC, a Washington limited liability company (“WPPI”), CWI BELLEVUE HOTEL, LLC, a Delaware limited liability (the “CWI” or the “Company”), CWI OP, LP, a Delaware limited partnership (“CWI 1 Member”), and CWI 2 OP, LP, a Delaware limited partnership (“CWI 2 Member” and together with the CWI 1 Member, the “CWI Members”).  WPPI and CWI are sometimes referred to collectively in this Agreement as the “Parties” and individually as a “Party.”  Capitalized terms used herein and not otherwise defined shall have the meaning set forth in Exhibit “A” attached hereto and incorporated by this reference.

RECITALS:

A.                                WPPI is the sole holder of the fee simple interest in the certain hotel located at 200 110th Avenue NE, Bellevue, Washington 98004, which is open and operating as the “Seattle Marriott Bellevue” (the “Hotel”), including all assets and personal property ancillary thereto.

B.                                 The Company was formed by the CWI Members pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.), as amended from time to time, upon the filing of the Certificate of Formation of the Company with the Secretary of State of the State of Delaware.

C.                                 Simultaneously with the Closing contemplated hereunder, WPPI and the CWI Members shall enter into that certain amended and restated limited liability company operating agreement of the Company in the form attached hereto as ““Exhibit F” (the “Amended LLC Agreement”).

D.                                On or prior to the Closing Date, WPPI desires to contribute and assign the Property to the Company in exchange for a percentage interest in the capital of the Company.

E.                                  CWI has formed Bellevue Hotel Operator, Inc., a Delaware corporation and a taxable “REIT” subsidiary (the “TRS”), which shall be wholly owned and managed by the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1.

DEFINITIONS

1.1                            Definitions.  Whenever used herein, all defined words and phrases, unless the context otherwise requires, shall have the meanings assigned to each as set forth and described on Exhibit “A” attached hereto.

ARTICLE 2.

CONTRIBUTION OF PROPERTY

2.1                            WPPI Contribution.  On the terms and subject to the conditions set forth in this Agreement, at Closing, WPPI shall transfer, assign and contribute to the Company the property and assets set forth in this Section 2.1 (collectively, the “Property”), in exchange for 4.61% interest (as such percentage may increase or decrease based upon the final capitalization of the Company) in the Company as a capital contribution (the “WPPI Contribution”).

2.1.1                Land.  The real property interests described on Exhibit “B”, together with all appurtenant easements, hereditaments and appurtenances thereunto and any other rights and interests appurtenant thereto (the “Land”).

2.1.2                Improvements.  All buildings, structures and other improvements owned by WPPI located on or affixed to the Land and all fixtures on the Land which constitute real property under applicable Laws (collectively, the “Improvements”; the Land and the Improvements are referred to collectively herein as the “Real Property”).

2.1.3                FF&E and Supplies.  All FF&E and Supplies.

2.1.4                IT Systems.  All computer hardware, telecommunications and information technology systems located at the Hotel, and all computer software used exclusively for the Hotel (subject to the terms of the applicable license agreement), to the extent owned by WPPI and to the extent the same are transferable or the Parties obtain any consent necessary to effectuate such a transfer (the “IT Systems”).

2.1.5                Food and Beverage.  All food and beverages which are located at the Hotel (whether opened or unopened) including, without limitation, all food and beverages located in the guest rooms (the “F&B”); provided, however, to the extent applicable Laws prohibit WPPI from transferring any alcoholic beverages (whether opened or unopened), then if applicable Laws do not prohibit it, WPPI will leave any inventories of alcoholic beverages (whether opened or unopened) at the Hotel on the Closing Date at no additional charge or cost to CWI (including, without limitation, any credit to Seller at Closing).

2.1.6                Retail Merchandise.  All merchandise located at the Hotel owned by WPPI and held for sale to guests and customers of the Hotel, including, without limitation, the inventory held for sale in any gift shop or newsstand operated by WPPI, any Affiliate of WPPI, or the Hotel Manager on behalf of WPPI at the Hotel, but expressly excluding the F&B (the “Retail Merchandise”).

2.1.7                Leases.  The leases, subleases, licenses, concessions and similar agreements, if any, listed on Schedule 2.1.7, together with all supplements thereto granting to any other Person the right to use or occupy any portion of the Real Property, other than the Bookings, together with all security deposits held by WPPI thereunder, to the extent such security deposits are transferable or the Parties obtain any consent necessary to effectuate such a transfer (the “Leases”).

2.1.8                Equipment Leases.  All leases and purchase money security agreements listed on Schedule 2.1.8, to the extent assignable, together with all amendments thereof and supplements thereto, for any equipment, machinery or vehicles, furniture or other personal property located at the Hotel which are leased by WPPI or an Affiliate of WPPI and used exclusively in operating the Hotel (the “Equipment Leases”).  Schedule 2.1.8 also lists Equipment Leases known by WPPI to be entered into by the Hotel Manager or an Affiliate of the Hotel Manager, which are not being transferred, assigned or contributed by WPPI to the Company.

2.1.9                Operating Agreements.  All maintenance, service and supply contracts, booking and reservation agreements, credit card service agreements, and all other similar agreements listed on Schedule 2.1.9, to the extent assignable, together with all amendments thereof and supplements thereto, for goods or services that are used exclusively for the Hotel which are held by WPPI or an Affiliate of WPPI, other than the Leases, Equipment Leases, and Permits (the “Operating Agreements”).

2.1.10        Permits.  All licenses, permits, consents, authorizations, approvals, registrations and certificates issued by any Governmental Authority listed on Schedule 2.1.10, which are held by WPPI, or by an Affiliate of WPPI with respect to the ownership and operation of the Hotel, to the extent the same are transferable or the Parties obtain any consent necessary to effectuate such a transfer (the “Permits”).

2.1.11        Books and Records.  All books and records located at the Hotel which relate to the ownership and operation of the Hotel but expressly excluding all documents and other materials which (a) relate to the cost of construction of the Hotel, (b) are legally privileged or constitute attorney work product, (c) are subject to a confidentiality agreement or to applicable Laws prohibiting their disclosure by WPPI or an Affiliate of WPPI, or (d) constitute confidential internal assessments, reports, studies, memoranda, notes or other correspondence prepared by or on behalf of any officer or employee of WPPI or an Affiliate of WPPI, including, without limitation, all (i) internal financial analyses, appraisals, tax returns, financial statements of WPPI or any Affiliate of WPPI, (ii) corporate or other entity governance records, (iii) personnel files to the extent required to be kept confidential pursuant to applicable Laws, and (iv) any work papers, memoranda, analysis, correspondence and similar documents and materials prepared by or for WPPI or an Affiliate of WPPI in connection with the transactions described in this Agreement (the “Books and Records”).

2.1.12        Design and Engineering Documents.  The plans and specifications, blueprints, architectural plans, design documents, working drawings, project manuals, engineering reports and studies, soil and geotechnical studies and reports within the possession or control of WPPI (collectively, the “Design and Engineering Documents”), a copy of each of which have been provided to CWI.  The Design and Engineering Documents which are material to the development, construction and operation of the Hotel are listed on Schedule 2.1.12.

2.1.13        Intellectual Property.  All assignable or otherwise transferable Intellectual Property listed on Schedule 2.1.13 owned and assignable by WPPI and exclusively used in connection with the operation of the Hotel, but expressly excluding any proprietary materials of any third Person.

2.1.14        Warranties.  All warranties and guaranties and any other contractual rights with respect to defects, deficiencies or non-conformance held by WPPI or any Affiliate of WPPI with respect to any Improvements or the other personal property, to the extent the same are transferable or WPPI obtains any consent necessary to effectuate such a transfer (collectively, the “Warranties”). For avoidance of doubt, the Warranties shall include any and all warranties and guarantees for the benefit of WPPI as provided under the Construction Contract, and/or any other agreements entered into by WPPI and/or its Affiliates with respect to the construction and development of the Hotel (excluding the Architect Agreement) to the extent the same are assignable by WPPI and WPPI obtains consent necessary to effectuate the assignment thereof prior to or after the Closing.  It is acknowledged and agreed that the assignment of the foregoing Warranties is subject to the terms and conditions of the respective contracts and Warranties, but WPPI remains responsible for any WPPI obligations under the respective contracts, which obligations are not being assigned or assumed by CWI.

2.1.15        Utility Commitments.  All service commitments, agreements and/or will-serve determinations for utilities serving the Hotel including those items described in Schedule 2.1.15 (collectively, the “Utility Commitments”).

2.1.16        Bookings.  All bookings and reservations for guest, conference and banquet rooms or other facilities at the Hotel as of the Closing, together with all deposits held by WPPI with respect thereto (the “Bookings”).

To effect the foregoing and simultaneously with the contribution of the WPPI Contribution and the CWI Contribution, the Parties shall simultaneously enter into the Amended LLC Agreement, pursuant to which WPPI and CWI shall become members of the Company and be issued the membership interests as more specifically set forth therein.  The Company shall be structured, and WPPI and CWI shall take all actions to comply with all REIT related tax matters; provided that WPPI shall not incur any material cost or obligation in so doing.

2.2                            Excluded Property.  Notwithstanding anything to the contrary in Section 2.1, the property, assets, rights and interests set forth in this Section 2.2 are excluded from the Property and shall not be transferred, assigned or conveyed to CWI or the Company (unless explicitly noted otherwise).

2.2.1                Cash.  All cash on hand or on deposit in any house bank, cash equivalents, operating account or other account or reserve maintained in connection with the Hotel.

2.2.2                Proprietary Property.  All (a) trademarks, trade names, service marks, symbols, logos and other intellectual property rights held by the Franchisor, Hotel Manager and their respective Affiliates; (b) Hotel Manager’s and its Affiliates’ internal management, operational, employee and similar manuals, handbooks and publications; and (c) Franchisor’s and Hotel Manager’s and their respective Affiliates’ systems and programs used in connection with the Hotel.

2.2.3                Third-Party Property.  Any fixtures, personal property or Intellectual Property owned by (a) any third party lessor under any Equipment Leases, (b) any third party supplier, vendor, licensor or other party under any Operating Agreements, or Permits, (c) any third party tenant under any Leases, (d) any employees, (e) the Franchisor or its Affiliates, (f) the Hotel Manager or its Affiliates, or (g) any guests or customers of the Hotel.

2.2.4                Accounts Receivable.  All Accounts Receivable (other than those comprising the Room Ledger).

2.2.5                Organizational Documents.  WPPI’s organizational documents.

2.2.6                Refunds.  All rights and claims to the Puget Sound Energy Rebate and in any other Refunds or rebates relating to the initial development of the Property or pre-Closing periods.

2.2.7                Key Money.  All rights of any kind to the Key Money.

2.2.8                Alcohol.  Any alcoholic beverages (whether opened or unopened) to the extent applicable Laws prohibit WPPI from transferring the same; provided, however, if applicable Laws do not prohibit it, WPPI will leave any inventories of alcoholic beverages (whether opened or unopened) at the Hotel on the Closing Date at no additional charge or cost to CWI (including, without limitation, any credit to Seller at Closing).

2.2.9                Hotel Manager Agreements.  The contracts or agreements listed on Schedule 2.2.9 belonging to the Hotel Manager or executed by the Hotel Manager that relate to the operation of the Hotel.

2.2.10        Other Assets.  The other assets and agreements listed on Schedule 2.2.10.

2.3                            Liabilities.

2.3.1                Excluded Liabilities.  From and after Closing, WPPI shall retain all Excluded Liabilities and neither CWI nor the Company shall have any obligations or Liabilities with respect thereto.

2.3.2                Assumed Liabilities.  At Closing, the Company shall assume all Liabilities (the “Assumed Liabilities”) arising from, relating to or in connection with the Property or the Hotel that are not Excluded Liabilities, including, without limitation, (a) subject to a breach of WPPI’s express representations and warranties in Section 3.1, all Liabilities with respect to the condition of the Property (regardless of whether such condition existed prior to or exists after the Closing), including, without limitation, the design, construction, engineering, maintenance and repair or environmental condition of the Property, whether arising prior to or after the Closing, (b) all obligations arising from or after the Closing under the Operating Agreements, Leases, Equipment Leases and Permits, (c) all of the obligations arising from or after the Closing under the Existing Management Agreement (as assumed by the TRS and as may be amended from time to time by the TRS and Hotel Manager), (d) all of the obligations arising from or after the Closing under the Existing Franchise Agreement and all obligations arising from or after the Closing under the New Franchise Agreement, (e) all Bookings, (f) all Trade Payables as to which CWI received a credit at Closing (but only to the extent of such credit received), and (g) all other payables or Liabilities as to which CWI received a credit at Closing (but only to the extent of such credit received).  The Parties’ rights and obligations under this Section 2.3 shall survive the Closing.

2.4                            Employment Obligations.  CWI shall hire (or cause Hotel Manager to hire) a sufficient number of the employees such that neither WPPI nor Hotel Manager shall have any Liability under the WARN Act, and in the event that CWI fails to hire (or cause Hotel Manager to hire) a sufficient number of the employees, CWI shall assume all WARN Act liability resulting therefrom.

2.5                            CWI Contribution.  At Closing, the CWI Members shall contribute One Hundred Seventy-Nine Million Dollars ($179,000,000) (such sum, as adjusted pursuant to the terms of this Agreement and less the Good Faith Deposit) (the “CWI Contribution”) in cash to the Company, in exchange for the CWI Members receiving a 95.39% interest (as such percentage may increase or decrease based upon the final capitalization of the Company) in the Company (the “CWI Membership Interests”).  Immediately following the CWI Contribution, CWI shall cause the CWI Contribution along with the Good Faith Deposit less Four Million Dollars ($4,000,000) to be immediately distributed to WPPI by wire transfer to an account designated in writing by WPPI.  Notwithstanding the foregoing, the Parties hereto agree that, for income tax purposes, CWI shall be considered to acquire from WPPI all right, title and interest in the Property for a purchase price equal to One Hundred Seventy-Five Million Dollars ($175,000,000) plus a Four Million Dollars ($4,000,000) contingent installment note payable in accordance with the provisions of the Amended LLC Agreement relating to the net operating income shortfall (the “Purchase Price”).  The Parties agree that for income tax purposes the Company shall be treated as a partnership between the CWI Members and WPPI shall not be treated as a partner.

2.6                            Closing.

2.6.1                The consummation of the transactions contemplated by this Agreement (the “Closing”) shall occur on January 5, 2016 (the “Target Closing Date”).  Notwithstanding the foregoing, CWI shall have the right, in its sole discretion, to extend the Target Closing Date by up to fifteen (15) calendar days (the “Outside Closing Date”) by (a) providing written notice to WPPI at least five (5) calendar days prior to the Target Closing Date, and (b) depositing with the Escrow Agent an additional non-refundable deposit in the amount of Two Hundred Fifty Thousand Dollars ($250,000) (which shall become a part of the Good Faith Deposit for all purposes hereunder).

2.6.2                CWI shall have the right to accelerate the Closing by providing at least three (3) days’ prior written notice (“Acceleration Notice”) to WPPI; provided, however, that such accelerated date for Closing shall not be earlier than the Target Closing Date unless approved in writing by WPPI (which approval may be granted or withheld by WPPI in its sole and absolute discretion).  Notwithstanding the foregoing, CWI shall have the one-time right to revoke an Acceleration Notice and amend the proposed date of Closing by selecting another business day for the Closing to occur, which revised date shall be subject to the mutual agreement of the Parties, provided that such revised Closing Date shall be no earlier than the Target Closing Date.

2.6.3                The Closing shall occur at the offices of the Escrow Agent (or such other location as may be mutually agreed upon by CWI and WPPI).  All deliveries and funds required to be paid or delivered at Closing shall be deposited into and by Escrow Agent in a closing escrow account with Escrow Agent.  Upon satisfaction of all closing conditions and deliveries, the Parties shall direct Escrow Agent to immediately record and deliver the closing deliveries to the appropriate parties and make disbursements according to the closing statements executed by CWI and WPPI.

2.7                            Due Diligence; Good Faith Deposit.

2.7.1                The “Due Diligence Period” commenced on May 4, 2015 and has expired.  WPPI previously provided to CWI and CWI reviewed the due diligence materials listed on Exhibit “C” and such other items as WPPI has deposited in the Data Room (collectively, the “Due Diligence Materials”).  CWI shall have the right, at reasonable times and on reasonable prior notice to WPPI, to enter upon the Hotel (accompanied with a representative of WPPI) to make site visits for purpose of anticipating its ownership responsibilities or evaluating conditions at the Property; provided such site visits shall be performed in a manner that does not unreasonably interfere with or impair the operations at the Hotel and CWI shall provide WPPI with at least twenty four (24) hours’ prior written notice of each site visit.  No intrusive drilling or testing shall be performed without WPPI’s prior approval (such approval not to be unreasonably withheld, conditioned or delayed).  CWI shall indemnify, defend and hold harmless WPPI and its Affiliates from any claims or losses arising from or related to the entry of CWI or its representatives, employees, lenders, guests, invitees, agents, consultants or contractors upon the Property except (a) for the discovery of existing conditions at the Property; and (b) to the extent caused by the gross negligence or willful misconduct of WPPI or its Affiliates or any of their respective agents, employees or contractors.  This indemnity obligation shall survive the termination of this Agreement.  If this Agreement is terminated, CWI agrees that all such Due Diligence Materials obtained from WPPI shall be promptly returned to WPPI or destroyed and WPPI may elect to obtain all third party reports obtained by CWI in connection with its due diligence of the Property and the Hotel (but expressly excluding any third party reports containing attorney-client work product and/or internal notes prepared by personnel of CWI which are proprietary) by reimbursing CWI for fifty percent (50%) of the actual costs and expenses incurred in connection with obtaining such third party reports and CWI shall provide the same within five (5) days of such written request and payment therefor.

2.7.2                The sum of Seven Million Dollars ($7,000,000) (together with any and all interest accrued thereon, the “Good Faith Deposit”) shall be deposited by the CWI Members with First American Title Insurance Company, as escrow agent (“Escrow Agent”) within three (3) business days after the Effective Date.  The Good Faith Deposit shall be in the form of wire transfer of same day funds to an account established by Escrow Agent.  The Good Faith Deposit shall be held and disbursed by Escrow Agent in accordance with this Agreement and shall be held in an interest bearing account as mutually agreed upon by the Parties.  Upon receipt by Escrow Agent of a completed and executed IRS Form W-9, Escrow Agent shall invest the Good Faith Deposit in an interest bearing account.  The Good Faith Deposit shall be promptly refunded to CWI if CWI elects to terminate this Agreement pursuant to any of CWI’s express rights to terminate this Agreement as specifically set forth herein.  If the Closing occurs, the Good Faith

Deposit shall be paid to WPPI at the time of Closing and be considered as partial payment of the CWI Contribution.  Except as expressly provided elsewhere in this Agreement as to the return of the Good Faith Deposit to CWI, the Good Faith Deposit shall be non-refundable to CWI.

2.8                            Evidence of Title; Survey.

2.8.1                First American Title Insurance Company (the “Title Company”) has delivered to CWI that certain commitment for 2006 ALTA (6/17/06) – Form B Owner’s Policy of Title Insurance proposing to insure CWI’s good and marketable, indefeasible fee simple title to the Real Property (the “Title Commitment”), together with a copy of all documents referenced therein.

2.8.2                CWI has, at its sole expense, obtained an update to the existing survey prepared by Davis Evans and Associates, Inc. dated August 4, 2015, which was prepared in accordance with 2011 ALTA/ACSM Minimum Standard Detail Requirements for Land Title Surveys, including Table A Items Nos. 1, 2, 3, 4, 6(b), 7(a), 7(b)(1), 7(c), 8, 9, 10(b), 11(a), 13, 14, 16, 17, 18, 19 and 20(a), and certified to CWI, the Company and the Title Company (the “Survey”).

2.8.3                Exceptions to Title.

(a)                               Attached as Exhibit “D” is CWI’s final form of pro forma title insurance policy,  incorporating the data described in the survey, and including all endorsements thereto and all other insurance provisions as mutually agreed upon between CWI and the Title Company (the “Pro Forma Title Policy”), which is satisfactory to CWI in all respects.  CWI acknowledges and agrees that the (i) liens, encumbrances or other exceptions to title set forth in the Pro Forma Title Policy (the “Title Exceptions”), (ii) all encroachments by improvements from adjoining properties onto or over the Land, any encroachments of the Improvements onto or over adjoining properties, setback lines, rights-of-way or easements (to the extent in violation thereof) or other survey defects (the “Survey Defects”) set forth on the Pro Forma Title Policy, and (iii) all matters shown in the Survey shall collectively constitute “Permitted Exceptions” to title to the Land (the “Permitted Exceptions”).

(b)                              If any update of the Title Commitment delivered to CWI after the Effective Date discloses any new Title Exception which was not disclosed in the Pro Forma Title Policy (a “New Title Exception”), or any update of the Survey delivered to CWI after the Effective Date discloses any new Survey Defect which was not disclosed in the Survey delivered to CWI prior to the Effective Date (a “New Survey Defect” and together with any New Title Exception, the “Unpermitted Exceptions”), and such New Title Exception or New Survey Defect was not caused by CWI, then CWI shall have the right to request WPPI to remove or cure such New Title Exception or New Survey Defect at or prior to Closing by providing written notice to WPPI promptly after determining (in CWI’s sole but reasonable discretion) that such New Title Exception or New Survey Defect is not acceptable to CWI (the “New Title and Survey Objection Notice”).  The terms New Title Exception and New Survey Defect shall not include (i) exceptions or defects that do not impair the marketability of title to the Real Property, (ii) easements or agreements with a benefit to the operation of the Hotel, such as utility and reciprocal parking easements or (iii) easements or agreements which WPPI became legally obligated to execute prior to the Effective Date and ultimately placed of record, such as the Tunnel Easements (collectively, the “Acceptable Matters”); provided, however, that the Acceptable Matters shall expressly exclude any liens of record encumbering the marketability of title arising as the result of or in connection with the Walsh dispute, the Construction Contract and/or the Architect Agreement.  Notwithstanding anything in this Agreement to the contrary (including, without limitation, the terms of Section 2.8.3(c)), WPPI agrees that the following shall in all events constitute Unpermitted Exceptions which shall be removed from title by WPPI (the failure or refusal of which by WPPI at or prior to Closing shall constitute a default by WPPI hereunder): (i) any mechanics liens or judgments arising therefrom relating to Seller’s construction and/or development of the Hotel unless discharged by Closing pursuant to the posting of a bond or bonds in accordance with RCW 60.04.161, and (ii) subject to prorations, ad valorem real property taxes which constitute Title Exceptions which would be delinquent if unpaid at Closing, and if any such taxes are payable in installments, such obligation shall apply to all such installments which would be payable prior to or at Closing.

(c)                               Subject to Section 2.8.3(b) above, if CWI provides a New Title and Survey Objection Notice to WPPI, WPPI may elect, by providing written notice (the “New Title and Survey Election Notice”) to CWI within the earlier of (i) five (5) business days after WPPI’s receipt of such New Title and Survey Objection Notice or (ii) the Closing, to (A) accept such New Title Exception or New Survey Defect as an additional Unpermitted Exception to be removed at or prior to Closing, or (B) refuse to remove or cure such New Title Exception or New Survey Defect; provided, however, that if (1) WPPI or any Person on behalf of WPPI caused such New Title Exception or New Survey Defect, or (2) such New Title Exception or New Survey Defect, whether or not caused by WPPI, may be removed by the payment of liquidated amounts not in excess of $100,000 or the posting of a statutory bond with collateral not in excess of $150,000, then in each such instance, such New Title Exception or New Survey Defect shall constitute an Unpermitted Exception and WPPI shall be obligated to remove or cure such New Title Exception or New Survey Defect at or prior to Closing (the failure or refusal of which by WPPI at or prior to Closing shall constitute a default by WPPI hereunder).  To the extent the New Title Exception relates to a lien filed against the Property that WPPI is obligated or elects to discharge and such lien was filed against the Property within ten (10) business days of the Target Closing Date or the Outside Closing Date, as applicable, WPPI shall have the right to elect by written notice to CWI to extend the Target Closing Date or the Outside Closing Date, as applicable, ten (10) calendar days to allow WPPI the ability to remove or cure such New Title Exception.  If WPPI does not provide a New Title and Survey Election Notice to CWI within such time period, then WPPI shall be deemed to have elected to accept the New Title Exception or New Survey Defect as an Unpermitted Exception pursuant to clause (A) of the preceding sentence.  If WPPI elects not to remove or cure (such cure to be subject to the reasonable approval of CWI) a New Title Exception or New Survey Defect, then CWI shall have the right to elect, by providing written notice (the “New Title and Survey Response Notice”) to WPPI within the earlier of five (5) business days after CWI’s receipt of the New Title and Survey Election Notice or the Closing to: (x) terminate this Agreement whereupon this Agreement shall automatically terminate and become null and void, and of no further force and effect, the Escrow Agent shall immediately return the Good Faith Deposit to CWI and the Parties shall have no further obligations under this Agreement, except as shall expressly survive the termination hereof or (y) proceed to Closing pursuant to this Agreement and accept title to the Real Property, subject to such New Title Exception or New Survey Defect which thereafter shall be deemed to constitute a Permitted Exception.  If CWI does not provide a New Title and Survey Response Notice to WPPI within such time period, CWI shall be deemed to have elected to proceed to Closing pursuant to this Agreement and accept title to the Real Property subject to such New Title Exception or New Survey Defect pursuant to clause (y) of the preceding sentence.

2.8.4                At the Closing, the Title Company shall be unconditionally and irrevocably prepared to issue a 2006 ALTA Owner’s (6/17/06) extended coverage policy of title insurance (the “Title Policy”) for the Real Property, in favor of the Company, dated as of the Closing, insuring that the Real Property is vested in the Company, with a liability limit on the policy in an amount determined by CWI not to exceed the CWI Contribution and otherwise in the form and with those endorsements required by the Pro Forma Title Policy with no exceptions other than the Permitted Exceptions and each and every title insurance endorsement required by the Pro Forma Title Policy (the “Title Endorsements”).  The cost of the base Title Policy shall be paid by WPPI, and the cost of the Title Endorsements and any extended coverage, any loan policy and/or any endorsements required by any lender shall be paid by CWI.

2.9                            Assumption of Existing Management Agreement.  CWI acknowledges that the Hotel is currently being managed and operated by Hotel Manager pursuant to the Existing Management Agreement.  CWI will cause the TRS to assume the Existing Management Agreement at Closing pursuant to an assignment and assumption agreement in the form attached hereto as Exhibit “H” (the “HMA Assignment Agreement”).  CWI acknowledges and agrees that the form of HMA Assignment Agreement has been finalized and approved by WPPI.

2.10                    New Franchise Agreement.

2.10.1        On or before the Effective Date, CWI shall have obtained Franchisor’s written commitment to assign the existing franchise agreement at Closing to the TRS and amend the franchise agreement (the “New Franchise Agreement”) in the form and upon terms and conditions required by CWI in its sole and absolute discretion but consistent with CWI’s prior course of dealing with Franchisor (Franchisor’s commitment in writing to enter into the New Franchise Agreement, in accordance with the preceding sentence, shall be referred to herein as the “Franchisor Approval”).  All Key Money shall remain with WPPI, no termination fees or other charges shall be imposed on WPPI and, to the extent termination fees or other charges are imposed or required, CWI shall pay such termination fees or other charges.  Obtaining the Franchisor Approval and/or the New Franchise Agreement shall not be a condition to Closing under this Agreement and failure of CWI to close under this Agreement due to its failure to obtain the Franchisor Approval and/or the New Franchise Agreement shall be a default under this Agreement by CWI.

2.10.2        WPPI shall use good faith efforts and provide reasonable cooperation to CWI, at no cost or expense to WPPI, in connection with CWI’s efforts to obtain the New Franchise Agreement.

2.11                    Permits.  CWI, at its cost and expense, shall, prior to the Closing Date, submit (or cause Hotel Manager to submit) all necessary applications and other materials to the appropriate Governmental Authority and take such other actions to effect the transfer of Permits or issuance of new Permits effective no sooner than the Closing, and WPPI, at no cost to WPPI, shall use commercially reasonable efforts to cooperate with CWI to cause the Permits to be transferred or new licenses and permits or interim licenses and permits to be issued to TRS, the Company or Hotel Manager, as applicable.

2.12                    AS-IS.  The Property shall be conveyed, transferred and contributed to the Company “AS IS, WHERE IS AND WITH ALL FAULTS” and (except for the representations and warranties set forth in Section 3.1 or in any of WPPI’s Closing deliverables pursuant to Section 6.1) specifically and expressly without any warranties, representations or guarantees, either express or implied, of any kind, nature or type whatsoever from or on behalf of WPPI.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT INCLUDING THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 3.1 OR ANY OF WPPI’S CLOSING DELIVERIES PURSUANT TO SECTION 6.1, CWI HAS NOT RELIED AND WILL NOT RELY ON, AND WPPI HAS NOT MADE AND IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTEES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE HOTEL OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, HOTEL INFORMATION PACKAGES DISTRIBUTED WITH RESPECT TO THE HOTEL) MADE OR FURNISHED BY WPPI, OR ANY HOTEL MANAGER, ANY BROKER, AGENT OR THIRD PARTY REPRESENTING OR PURPORTING TO REPRESENT WPPI, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING. CWI REPRESENTS THAT IT IS A KNOWLEDGEABLE, EXPERIENCED AND SOPHISTICATED ACQUIRER OF REAL ESTATE AND THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT INCLUDING THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 3.1 OR ANY OF WPPI’S CLOSING DELIVERIES PURSUANT TO SECTION 6.1, IT IS RELYING SOLELY ON ITS OWN EXPERTISE AND THAT OF CWI’S CONSULTANTS IN ACQUIRING THE HOTEL THROUGH THE COMPANY AND HAS MADE AN INDEPENDENT VERIFICATION OF THE ACCURACY OF ANY DOCUMENTS AND INFORMATION PROVIDED BY WPPI. CWI HAS CONDUCTED SUCH INSPECTIONS AND INVESTIGATIONS OF THE HOTEL AS CWI DEEMED NECESSARY, INCLUDING, BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AND IS RELYING UPON SAME.  CWI ACKNOWLEDGES THAT WPPI AFFORDED CWI A FULL OPPORTUNITY TO CONDUCT INVESTIGATIONS OF THE HOTEL AS CWI DEEMED NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE HOTEL AND THE EXISTENCE OR NON-EXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS MATERIALS ON OR DISCHARGED FROM THE HOTEL AND ANY FACT OR CONDITION EXISTING REGARDING THE PRESENCE OF, TESTING FOR, OR REMEDIATION OF, MILDEW, MOLD OR MOLD SPORES ON THE HOTEL, AND IS RELYING SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF WPPI OR ITS AGENTS WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF WPPI AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY OF WPPI’S CLOSING DELIVERIES PURSUANT TO SECTION 6.1.  UPON CLOSING, CWI AND/OR THE COMPANY SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING, BUT NOT LIMITED TO, ADVERSE PHYSICAL OR CONSTRUCTION DEFECTS OR ADVERSE

ENVIRONMENTAL, HEALTH OR SAFETY CONDITIONS, MAY NOT HAVE BEEN REVEALED BY CWI’S INSPECTIONS AND INVESTIGATIONS.  CWI HEREBY REPRESENTS AND WARRANTS TO WPPI THAT:  (A) CWI IS REPRESENTED BY LEGAL COUNSEL IN CONNECTION WITH THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT; AND (B) CWI IS ACQUIRING THE HOTEL FOR BUSINESS, COMMERCIAL, INVESTMENT OR OTHER SIMILAR PURPOSE AND NOT FOR USE AS CWI’S RESIDENCE.  CWI WAIVES ANY AND ALL RIGHTS OR REMEDIES IT MAY HAVE OR BE ENTITLED TO, DERIVING FROM DISPARITY IN SIZE OR FROM ANY SIGNIFICANT DISPARATE BARGAINING POSITION IN RELATION TO WPPI.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES

3.1                            WPPI’s Representations and Warranties.  WPPI hereby represents and warrants to CWI as of the date hereof and as of the Closing Date, subject to such exceptions as set forth in the Schedules and as modified or updated pursuant to Section 6.1.1, as follows:

3.1.1                WPPI has the right and authority to execute and deliver this Agreement and all documents now or hereafter to be executed by it pursuant to this Agreement, to contribute, transfer and convey the Property to the Company and to perform its obligations hereunder.  WPPI is qualified to do business and in good standing in the State of Washington and all other jurisdictions in which the failure to so qualify would have a material adverse effect on WPPI.  All actions on the part of WPPI and/or its constituent members, partners, managers or directors necessary for authorization, execution and delivery of and performance of all obligations of WPPI under this Agreement have been taken; no further consent or authorization of WPPI or its constituent members, partners, managers or directors is required, and this Agreement constitutes the legal, valid and binding obligation of WPPI, enforceable against WPPI in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor’s rights generally or by general principles of equity (whether applied in a proceeding at law or equity).

3.1.2                WPPI has paid all Taxes due and payable as of the Effective Date.  WPPI has paid and collected (or caused to be collected) all sales and use Taxes required to be paid or collected by WPPI in the operation of the Hotel (collectively, “Sales Taxes”).

3.1.3                The transfer and delivery of the Property to the Company as provided hereunder and the performance by WPPI of its obligations under this Agreement will not conflict with or result in a breach of any of the terms of any Permit or Contract to which WPPI or any of its Affiliates, is a party or is otherwise bound except for Permits and Contracts which cannot be assigned pursuant to their respective terms or require the consent of another Person or Governmental Authority to assign.

3.1.4                The execution, delivery and performance of this Agreement by WPPI, and the consummation by WPPI of the transactions contemplated hereby do not (i) contravene, conflict with or result in a violation of the WPPI limited liability company governance documents; (ii) constitute a violation of any provision of any Law or order or decree applicable to WPPI and/or its Affiliates; or (iii) constitute a default or require any consent under, give rise to any right of termination, cancellation or acceleration of, or to a loss of any benefit relating to the ownership and operation of the Hotel to which WPPI or its Affiliates is entitled, or result in the creation or imposition of any lien, claim or encumbrance on the Property, except, (A) in the cases of clause (ii) and (iii), for such breaches, defaults or violations that would not have a material adverse effect on WPPI when taken as a whole, or (B) in case of clause (iii), such Contracts or Permits that cannot be assigned pursuant to their terms or require the consent of the other Person or Governmental Authority to assign.

3.1.5                Neither WPPI nor any of its members or managers has made, filed, admitted, threatened or suffered, with respect to any Person (i) a general assignment for the benefit of creditors; (ii) any voluntary petition in bankruptcy or the filing of an involuntary petition in bankruptcy by its creditors; (iii) the appointment of a receiver to take possession of all or substantially all of its assets; (iv) the attachment or other judicial seizure of all or substantially all of its assets; (v) its inability to pay its debts as they became due; or (vi) an offer of settlement, extension or composition to its creditors generally.

3.1.6                Neither WPPI nor any of its Affiliates is (i) listed on the Specially Designated Nationals and Blocked Persons List or any other similar list maintained by the Office of Foreign Assets Control, Department of the Treasury or the Department of Foreign Affairs and International Trade (Canada), pursuant to any authorizing statute, executive order or regulation; (ii) a “specially designated global terrorist” or other person listed on Appendix A to Chapter V of 31 C.F.R., as the same has been from time to time updated and amended; or (iii) a Person either (a) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515; or (b) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or a person similarly designated under any related enabling legislation or any other similar Executive Orders.

3.1.7                Except as set forth on Schedule 3.1.7, there is no Action currently affecting the Property and the Hotel, and neither WPPI nor any of its Affiliates has been served with, nor received any notice threatening, any Action with regard to or which would affect the Property and/or the Hotel.

3.1.8                Other than routine correction notices received in the ordinary course of the construction of the Hotel (which have been cured or will be cured prior to Closing), neither WPPI nor any Affiliate thereof has received written notice from any Governmental Authority with respect to the construction or operation of the Hotel declaring that, the Property and/or the Hotel is in violation of any applicable Laws (including, without limitation, those regarding zoning, land use, building, fire, health, safety, environmental, subdivision, water quality, sanitation controls and the Americans with Disabilities Act of 1990, as amended).  No portion of the Property and/or the Hotel in any way constitutes a permitted non-conforming use.  Except as set forth on Schedule 3.1.8, neither WPPI nor any Affiliate thereof, the Hotel is not in violation, in any material respect, of or in material default under any applicable Law.

3.1.9                WPPI is not a party to, and does not have any obligation with respect to, any oral or written employment contracts or agreements with respect to the Hotel (other than the

Existing Management Agreement) including any labor union, collective bargaining, recognition or other labor agreement.  WPPI has no employees and maintains no Employee Benefit Plans.  There are no and within the past two (2) years there have been no (i) claims against WPPI or, to WPPI’s knowledge, the Hotel Manager under any workers’ compensation plan or policy or for long term disability, (ii) administrative charges, court complaints or arbitrations pending or, to WPPI’s knowledge, threatened against the Hotel Manager or WPPI before the U.S. Equal Employment Opportunity Commission or any Governmental Authority relating to any labor, safety or employment matters or (iii) controversies or investigations pending or, to WPPI’s knowledge, threatened between the Hotel Manager and any of its respective employees or former employees including any unfair labor practice charge or complaint against the Hotel Manager or WPPI pending before any Governmental Authority.  To WPPI’s knowledge, the Hotel Manager has been and is in compliance in all material respects with all applicable Laws relating to the terms and conditions of employment and employment of labor and labor practices, including, without limitation, wages and hours, labor relations, employment discrimination, immigration laws and regulations, disability rights or benefits, equal opportunity, plant closure or mass layoff issues, affirmative action, employee benefits, leaves of absence, occupational health and safety, workers compensation and unemployment insurance.  To WPPI’s knowledge, no union or labor organization has been certified or recognized as the representative of any employees of the Hotel Manager or, to WPPI’s knowledge, is seeking such certification or recognition or is attempting to organize any of such employees.

3.1.10        Schedule 2.1.9 contains true, correct and complete list of all Operating Agreements that relate exclusively to the operation of the Hotel with an annual cost per contract or agreement in excess of Ten Thousand Dollars ($10,000) per annum to which or by which WPPI or the Hotel is bound (including, without limitation the Existing Management Agreement and Existing Franchise Agreement).  WPPI has provided CWI with true, correct and complete copies of all Operating Agreements (including all amendments and/or modifications thereto) and all Operating Agreements are in full force and effect and WPPI has not entered into any agreements which waive, modify, compromise or amend any of the provisions thereof except as set forth on Schedule 2.1.9.  Neither WPPI, nor any of its Affiliates or, to WPPI’s knowledge, Hotel Manager has delivered or received a written notice of breach or default under any Operating Agreement which has not been cured and, to WPPI’s knowledge, there exists no breach, default, or event or condition which, the giving of notice or the passage of time, or both, would constitute such a breach of default under any such Operating Agreement which has not been cured.

3.1.11        Schedule 2.1.7 contains a true, correct and complete list of Leases.  WPPI has provided CWI with true, correct and complete copies of all Leases (including all amendments and/or modifications thereto) and all Leases are in full force and effect.  Schedule 2.1.7 also includes a list of Leases known by WPPI to be entered into by the Hotel Manager or an Affiliate of the Hotel Manager.  Neither WPPI, nor any of its Affiliates or, to WPPI’s knowledge, Hotel Manager has delivered or received a written notice of breach or default under any Lease which has not been cured and, to WPPI’s knowledge, there exists no breach, default, or event or condition which, the giving of notice or the passage of time, or both, would constitute such a breach of default under any such Lease which has not been cured.  All deposits required to have been delivered to the under all Leases have been delivered and are currently being held by WPPI or its Affiliates or designees, as applicable.

3.1.12        Schedule 2.1.10 contains a true, complete and correct list of all Permits maintained by WPPI and any Affiliate of WPPI in the ownership and operation of the Hotel.  Schedule 2.1.10 also includes a list of Permits known by WPPI to be maintained by the Hotel Manager or an Affiliate of the Hotel in the operation of the Hotel. .Neither WPPI nor any Affiliate thereof has received written notice of any material violations of any Permit maintained by WPPI and any Affiliate of WPPI, and to WPPI’s knowledge, no violation or other event has occurred that, with the giving of notice or the passage of time or both, would constitute an event for which a violation notice could be given has occurred under any Permit maintained by WPPI and any Affiliate of WPPI which has not been cured.

3.1.13        Schedule 3.1.13 contains a true, correct and complete list of all current insurance policies maintained by WPPI insuring the Hotel and a brief description of the type of policy, deductible, premium, coverage limits, commencement and expiration date, and the carrier for each such policy.  The insurance policies listed on Schedule 3.1.13 are in full force and effect and no written notice of cancellation has been received by WPPI with respect to any such policy, and to WPPI’s knowledge, none is threatened.

3.1.14        All FF&E and Supplies owned by WPPI and are free and clear of any liens, other than the Permitted Exceptions (or any liens that will be eliminated prior to Closing).

3.1.15        To WPPI’s knowledge, Schedule 2.1.13 sets forth a true and complete list of all Intellectual Property owned by WPPI in connection with the operation of the Hotel.  WPPI licenses or has the right to use all of the Intellectual Property necessary or required in the operation of the Hotel and is not involved in any cancellation, dispute or litigation with respect thereto and, to WPPI’s knowledge, no such action is threatened.  Neither WPPI nor any Affiliate thereof has received written notice of any violation of any legal requirements related to the Intellectual Property.  At Closing, all Intellectual Property owned by WPPI and listed on Schedule 3.1.15 will be free and clear of all liens other than the Permitted Exceptions.  To WPPI’s knowledge, all licensed Intellectual Property is valid and in full force and effect and no material violation has occurred that, with the giving of notice or the passage of time or both, would constitute an event for which a violation notice would be reasonably likely to be given, which has not been cured.

3.1.16        Neither WPPI nor any Affiliate thereof, has delivered or received a written notice of non-compliance with respect to any Laws and, to WPPI’s knowledge, no violation has occurred that, with the giving of notice or the passage of time or both, would constitute an event for which a violation notice could be given has occurred which has not been cured.

3.1.17        To WPPI’s knowledge, the Financial Statements have been prepared in accordance with the Uniform System and the books and records of the Hotel Manager.  For purposes of this Agreement, “Financial Statements” means the balance sheet provided by the Hotel Manager relating to the operation of the Hotel for the period ending on July 31, 2015 and the related statements of income for such period of reporting, together with all additional Financial Statements received from WPPI from and after the Effective Date through the Closing pursuant to Section 3.4.6.  To WPPI’s knowledge, the Financial Statements fairly present, in all material respects, the financial condition and results of operations of the Hotel as of the date thereof and for the period covered thereby.

3.1.18        Since April 30, 2015, the business of WPPI and the business of the Hotel as operated by WPPI have been operated in all material respects in the Ordinary Course of business and there has not been any change or event in the business that had, or would reasonably be expected to have, a material adverse effect on the Hotel, taken as a whole.

3.1.19        WPPI has delivered to CWI or provided CWI and its agents access to true, correct and complete copies of all such Design and Engineering Documents (including all amendments and/or modifications thereto).  As of the date hereof, to WPPI’s knowledge, except for the Pool Improvements (as such term is defined in Section 6.5), the Hotel has been developed in all material respects in accordance with all Design and Engineering Documents.

3.1.20        WPPI has delivered to CWI or provided CWI and its agents access to true, correct and complete, but redacted, copy of the Construction Contract (including all amendments and/or modifications thereto).  The Construction Contract represents the entire agreement between the parties thereto as to the construction of the Hotel, is in full force and effect, and there are no side agreements, modifications, amendments, or supplements with respect thereto except as noted, other than change orders or change order directives.  There is presently a dispute under the Construction Contract as to the amounts owed to each of the respective parties thereunder.  WPPI acknowledges that any Liabilities or obligations under the Construction Contract are Excluded Liabilities and WPPI and CWI acknowledge that, except as expressly stated otherwise in this Agreement or in the Amended LLC Agreement (including, without limitation, the Warranties), any recoveries by WPPI under the Construction Contract are not part of the Property.

3.1.21        Schedule 3.1.21 attached hereto sets forth a true, complete and correct list of all Warranties.  WPPI has delivered to CWI or provided CWI and its agents access to true, correct and complete copies of the Warranties and all Warranties are in full force and effect.  Neither WPPI nor any Affiliates thereof have received any written notice of any pending or threatened Action arising out of the Warranties and, to WPPI’s knowledge, no event has occurred that, with the giving of notice or the passage of time or both, would constitute an event for which a notice of any pending or threatened Action is reasonably likely to be given.

3.1.22        Neither WPPI nor any Affiliates thereof, have used, stored, disposed of or released (or permitted to be used, stored, disposed of or released) Hazardous Materials at the Hotel, except for such Hazardous Materials as are used in the Ordinary Course of construction or operation of the Hotel in accordance with Environmental Laws.  Neither WPPI nor any Affiliates thereof have received any written notice of any pending or threatened Action arising out of the environmental condition of the Hotel, Hazardous Materials located on the land beneath the Hotel, or any alleged violation of Environmental Law and, to WPPI’s knowledge, no event has occurred that, with the giving of notice or the passage of time or both, would constitute an event for which a notice of any pending or threatened Action is reasonably likely to be given.

3.1.23        There are no pending eminent domain or condemnation Actions with respect to the Hotel and/or any part thereof, and neither WPPI nor any Affiliate have received written notice of any such threatened or contemplated eminent domain or condemnation Action.

3.1.24        The liquor licenses issued by the Washington State Liquor Control Board are held by Hotel Manager with respect to the Hotel, and each respective liquor license is in full force and effect and there is no investigation pending by the Washington State Liquor Control Board and there has been no event or omission which will threaten the continued effectiveness of such liquor licenses or, to WPPI’s knowledge, threatened by the Washington State Liquor Control Board.  To WPPI’s knowledge, Hotel Manager has taken all requisite action, filed all necessary documents (if any) and fulfilled all requirements of the Washington State Liquor Control Board in connection with the issuance of the above referenced liquor licenses to Hotel Manager.

3.1.25        WPPI has completed or will complete prior to Closing the operational items specified by the Franchisor in the approval letter from the Franchisor dated July 14, 2015, except WPPI will not have completed the work item relating to “911 Calls.”

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, WPPI MAKES NO OTHER REPRESENTATION OR WARRANTY WITH RESPECT TO THE HOTEL AND/OR THE PROPERTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY AND ANY SUCH OTHER REPRESENTATIONS AND WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO CONDITION, MERCHANTABILITY, SUITABILITY OR FITNESS FOR PARTICULAR PURPOSE.

For purposes of this Section 3.1, “to WPPI’s knowledge” shall mean the actual knowledge of John Peterman, Kevin Carlson, Rich Parks, Jason Weisler and/or Joe Thomas.

3.2                            CWI’s Representations and Warranties.  CWI hereby represents and warrants to WPPI as follows:

3.2.1                CWI has the right and authority to execute and deliver this Agreement and all documents now or hereafter to be executed by it pursuant to this Agreement to perform its obligations hereunder.

3.2.2                The performance by CWI of its respective obligations under this Agreement will not conflict with or result in the breach of any of the terms of any agreement or instrument to which CWI is a party or is otherwise bound, and no consent from third parties are required for the performance of any obligations hereunder.

3.2.3                Neither CWI nor any of its Affiliates is (i) listed on the Specially Designated Nationals and Blocked Persons List or any other similar list maintained by the Office of Foreign Assets Control, Department of the Treasury or the Department of Foreign Affairs and International Trade (Canada), pursuant to any authorizing statute, executive order or regulation; (ii) a “specially designated global terrorist” or other person listed on Appendix A to Chapter V of 31 C.F.R., as the same has been from time to time updated and amended; or (iii) a Person either (a) included within the term “designated national” as defined in the Cuban Assets Control

Regulations, 31 C.F.R.  Part 515; or (b) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or a person similarly designated under any related enabling legislation or any other similar Executive Orders.

3.2.4                CWI has (and at Closing will have) sufficient unrestricted cash or other sources of immediately available unrestricted funds to enable CWI to consummate the transactions contemplated by this Agreement, to satisfy its obligations hereunder on and after the Closing Date and to make payment of all amounts to be paid by it under this Agreement on and after the Closing.

3.2.5                CWI has conducted its own independent review and analysis of the Hotel and Property and has been provided access to the properties, premises and records of WPPI for this purpose.  In entering this Agreement, CWI has relied exclusively upon its own investigation and analysis and the representations and warranties contained herein, and CWI acknowledges that it has undertaken such due diligence as CWI deems necessary and further acknowledges that neither WPPI nor its Affiliates nor any of their respective directors, officers, members, stockholders, Affiliates, managers, members, partners, employees, consultants, agents, counsel or advisors has made or makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to CWI or any of its Affiliates, agents or representatives prior to the execution of this Agreement (except for the representations and warranties made by WPPI to CWI expressly set forth in Section 3.1 or in any of WPPI’s closing deliveries pursuant to Section 6.1), and without limiting the generality of the foregoing, no representations or warranty is made with respect to any financial projections.

3.3                            Survival.  The representations and warranties made in this Agreement by WPPI and CWI shall not merge into any instrument delivered at the Closing but shall survive Closing for a period of twelve (12) months (the “Survival Period”).

3.4                            Covenants of WPPI.  WPPI covenants and agrees that from and after the Effective Date and until the expiration or earlier termination of this Agreement or the Closing, WPPI shall:

3.4.1                operate the Hotel in a manner consistent with the past practices of the Hotel, and in the Ordinary Course of business and in compliance in all material respects with the Existing Management Agreement and Existing Franchise Agreement;

3.4.2                consistent with past practices, make repairs, maintenance, and replacements to keep the Hotel in good operating condition, and not commit any waste of any portion of the Hotel;

3.4.3                continue to take guest reservations and to book functions and meetings and otherwise to promote the business of the Hotel in the Ordinary Course;

3.4.4                perform its obligations under the Construction Contract including, without limitation, enforcing all of the construction warranties, guarantees and indemnities provided by Walsh under the Construction Contract so that CWI obtains the benefit of all such construction warranties, guarantees and indemnities set forth therein;

3.4.5                pay or cause the Hotel Manager to pay all Sales Taxes due and payable through the Closing in respect of the operations and use of the Hotel;

3.4.6                deliver to CWI within five (5) calendar days after receiving from the Hotel Manager a copy of the balance sheet, income statement and cash flows statement/other financial statements prepared and provided by the Hotel Manager for any month prior to Closing;

3.4.7                provide to CWI copies of any notice of liens or any liens filed against the Property that WPPI becomes aware of prior to the Closing;

3.4.8                a copy of any written notice of default sent by WPPI after the Effective Date asserting Walsh has breached or is in default under the Construction Contract;

3.4.9                reasonably cooperate with CWI to obtain an estoppel certificate from the Transit Authority in the form attached hereto as Exhibit “J” or such other form as may be agreed upon by the parties; provided, however, that the failure to obtain such estoppel certificate shall not be a condition to CWI’s obligation to close or a default by WPPI hereunder;

3.4.10        use commercially reasonable efforts to obtain an updated copy of the insurance certificate for Walsh’s completed operations insurance policy naming the Company as an additional insured; provided, however, that the failure to obtain such updated insurance certificate, despite WPPI’s commercially reasonable efforts, shall not be a condition to CWI’s obligation to close or a default by WPPI hereunder but WPPI shall continue for one hundred eighty (180) calendar days following the Closing to use its commercially reasonable efforts to obtain such updated insurance certificate on behalf of CWI;

3.4.11        diligently and in good faith pursue Final Completion of the Hotel; provided, however, that the failure to achieve Final Completion by the Closing despite Seller’s diligent and in good faith efforts shall not be a condition to CWI’s obligation to close or a default by WPPI hereunder;

3.4.12        use commercially reasonable efforts to cause any temporary or permanent certificates of occupancy for the Hotel (once obtained) to be maintained, renewed (if and as applicable) and to otherwise remain in full force and effect;

3.4.13        not take the following actions unless WPPI has obtained the prior written consent of CWI (which consent may be granted or withheld in CWI’s sole and absolute discretion):

(a)                               sell or otherwise transfer or otherwise dispose of any of the Hotel, the Property or any other interest in the Hotel owned by WPPI other than contemplated by this Agreement or in the Ordinary Course;

(b)                              execute, modify or terminate, or waive any material rights or remedies with respect to any single Lease, contract or other commitment of any kind (expressly excluding for avoidance of doubt, catering, meeting room or group booking or other reservation contracts or commitments except in the Ordinary Course or except for a contract which is terminable (without fee or penalty) upon thirty (30) days’ prior notice;

(c)                               cause or permit the removal of any personal property owned by WPPI from the Hotel except for the purpose of discarding worn and valueless items that have been replaced with personal property of equal or greater quality or in the Ordinary Course;

(d)                             grant options or rights to acquire any interest in the Hotel;

(e)                               take any action or execute any contract that would interfere with the consummation of the transactions provided for in this Agreement; or

(f)                                grant any easement, covenant, lien or other encumbrance affecting title to the Hotel except for Acceptable Matters.

ARTICLE 4.

TRANSFER TAX, PRORATIONS AND OTHER CLOSING COSTS

4.1                            Transfer Taxes.  WPPI shall be responsible for the payment of all transfer, sales, excise, value-added taxes and similar taxes or assessments arising from the one-time sale or conveyance of the Property to the Company (the “Transfer Taxes”); provided, however, CWI agrees to pay the initial One Million Four Hundred Thousand Dollars ($1,400,000) of Transfer Taxes; provided further, that CWI shall be responsible for any Transfer Taxes imposed solely because the transaction was structured as a contribution and acquisition of a membership interest in the Company instead of a purchase by CWI of the fee interest in the Hotel pursuant to the terms and conditions of this Agreement.

4.2                            Prorations; Credits and Adjustments.

4.2.1                All items of revenue and expense of the Hotel, determined in accordance with the Uniform System (provided that all non-Hotel items of revenue and expense, if any, shall be determined in accordance with generally accepted accounting principles), shall be prorated (whether or not WPPI or the Hotel shall have been invoiced therefor prior to the Cut-Off Time) as of 12:01 a.m. Pacific Time on Closing Date (the “Cut-Off Time”).  In connection with the foregoing:

(a)                               Not later than ten (10) days prior to the Closing Date, WPPI shall deliver to CWI for CWI’s review a pro forma of the accounting for the transaction that reflects how items subject to proration will be accounted for (the “Preliminary Closing Statement”).  The Preliminary Closing Statement shall reflect WPPI’s good faith estimate of all of the prorations, credits and/or other adjustments to be made at Closing required under this Section 4.2 or under any other provisions of this Agreement; and

(b)                              On the day prior to Closing, CWI and WPPI will conduct inventories, examinations and audits of the Property as may be necessary to verify and/or make revisions to the Preliminary Closing Statement based on such audits, examinations and inventories, and on the night preceding the Closing immediately after the Cut-Off Time, CWI and WPPI will make all final adjustments necessitated by such night’s operations and prepare a final statement of prorations and adjustments required under this Section 4.2 with such supporting documentation as the Parties hereto may reasonably require being attached thereto (the “Closing Statement”).

(c)                               All prorations reflected on the Closing Statement shall be made on the basis of the actual number of days in the year and month in which the Closing occurs or in the period of computation.

4.2.2                The following shall be prorated as of the Cut-Off Time and the respective Party shall be entitled to a credit or a charge in the Closing Statement relating to such proration:

(a)                               Taxes accrued as of the Cut-Off Time;

(b)                              expenses and other amounts due and payable under the Contracts and Leases and any other service contracts or agreements;

(c)                               subject to Section 4.3 below, utility charges (including, without limitation, charges for phone service, cable television, gas, water, sewer and electricity);

(d)                             installments of municipal and other governmental improvement liens and special assessments due prior to Closing;

(e)                               Permit fees;

(f)                                revenues and expenses from any Hotel guest rooms and facilities other than those set forth in clause (g) below occupied on the evening immediately preceding the Cut-Off Time, including any Sales Taxes, room taxes and other taxes charged to guests in such rooms, all parking charges, sales from mini-bars, in-room food and beverage, telephone, facsimile and data communications, in-room movie, laundry, and other service charges allocable to such rooms with respect to the evening immediately preceding the Cut-Off Time (the “Rooms Ledger”), shall be divided 50:50 between WPPI and CWI (where a complete meeting package (“CMP”) guest is staying on a CMP rate, the food and beverage revenues shall be allocated based on whether the applicable meal or service occurred before or after the Cut-Off Time); provided, however, that to the extent that either WPPI or Hotel Manager, as applicable, records in the ordinary course the times at which food and beverage sales, telephone, facsimile or data communication, in-room movie, laundry, and other services are ordered by guests, then the same shall be prorated when orders for the same were received.  All revenues from restaurants and other service operations conducted at the Hotel shall be prorated based on whether the same accrued before or after the Cut-Off Time as described in the preceding sentence.  For the avoidance of doubt, Accounts Receivable (other than those comprising the Rooms Ledger) shall remain the property of WPPI after Closing in accordance with Section 4.2.4 and shall not be prorated at Closing.

(g)                              revenues and expenses from conferences, receptions, meetings, and other functions occurring in any conference, banquet or meeting rooms in the Hotel, including usage charges and related taxes, food and beverage sales, valet parking charges, equipment rentals, and telecommunications charges, shall be prorated based on when the function began.  The revenues referred to in this clause (g) are referred to collectively as “conference revenues”;

(h)                              expenses for food and beverages;

(i)                                  any deposits of prepayments including prepaid rents and prepaid room receipts and deposits, function receipts and deposits and other reservation receipts and deposits (including the amount of unredeemed gift certificates, vouchers, trade-outs and similar items for free or discounted use of any of the Hotel rooms or other activities or services, if any);

(j)                                  to the extent applicable, accrued but unpaid (vested and unvested) salary, wages and bonuses, accrued health and welfare benefits, accrued but unpaid vested and unvested vacation, sick and personal days, accrued but unpaid vested fringe benefits, accrued but unpaid employee severance payments, and other accrued but unpaid vested and unvested compensation and fringe benefits;

(k)                              accrued retail sales, occupancy and liquor Taxes and like impositions;

(l)                                  revenue relating to the common areas of the Hotel;

(m)                          revenue (after the settlement of applicable commissions and/or costs) relating to vending machines in the Hotel; and

(n)                              such other items as are usually and customarily prorated between buyers and sellers of hotel properties in the area where the Hotel is located.

4.2.3                Taxes and Assessments.  Real estate (ad valorem) and personal property taxes and assessments with respect to the Hotel are due one (1) year in arrears in two (2) equal installments on April 30 and October 31 and shall be adjusted and prorated based on (i) the periods of ownership of WPPI and the Company with respect to the applicable Tax period, and (ii) the most current official real property tax information available from the assessor’s office where the Hotel is located or other assessing authorities.  If real property tax rates and assessment figures for the real and personal property Taxes or assessments to be apportioned between the Company and WPPI pursuant to this Section 4.2 are not available, real property taxes shall be prorated based on the most recent assessment, subject to further and final adjustment when the Tax rate and/or assessed valuation for such taxes and assessments for the Hotel is fixed and the appropriate party shall pay any deficiency in the original proration to the other party promptly upon receipt of the actual bill for the relevant taxable period.  In the event that the Property or any part thereof shall be or shall have been affected by any regular or special assessment or other fee or charge, whether or not the same become payable in annual installments, WPPI shall, at the Closing, be responsible for any such assessment (or any installments or portions thereof) first coming due prior to the Closing and CWI and/or the Company shall be responsible for any such assessment (or any installments or portions thereof) due on or after the Closing.

4.2.4                Accounts Receivable; Trade Payables.  Accounts Receivable and Trade Payables shall be identified as of the Cut-Off Time.  WPPI shall retain all the Accounts Receivable as of the Cut-Off Time, and WPPI shall retain the right to pursue collection of all Accounts Receivable and, for sixty (60) days after Closing, CWI shall use reasonable efforts to collect the Accounts Receivables (but, for the avoidance of doubt, in connection with such efforts, CWI shall not be obligated to initiate any legal action, terminate any on-going relationship or incur and material expenses or liability in so doing).  To the extent CWI (or the Hotel Manager) receives payment for any Accounts Receivables, CWI shall promptly (or cause the Hotel Manager) to remit such payment to WPPI.  CWI shall cooperate with WPPI in the collection of Accounts Receivable including executing an assignment or other documents confirming WPPI’s ownership thereof and authority to pursue collection.  CWI shall receive a credit on the Closing Statement for Trade Payables, which have accrued, but are not yet due and payable as of the Closing Date and WPPI shall receive credit in such Closing Statement for any prepayments or deposits that WPPI has made to any vendors or suppliers of goods or services; provided, however, WPPI and CWI shall reprorate the amount of credit for any Trade Payables upon receipt of the actual bill for such goods or services.  The prorations under this Section 4.2.4 shall be subject to reconciliation under Section 4.6.

4.2.5                Cash and Accounts.  At the Closing, WPPI shall transfer to CWI all cash on hand, cash equivalents and all monies located in house banks, all checks, travelers’ checks, and bank drafts paid by guests of the Hotel and located at the Property and/or being held by WPPI and/or the Hotel Manager and WPPI shall be paid an amount at the Closing equal to such amount.  To the extent the final amount of cash and cash equivalents set forth in the foregoing sentence cannot be finally determined, as of the Closing, the Parties shall reconcile such amounts in the same manner provided in Section 4.6.

4.3                            Utilities.  All suppliers of utilities shall be instructed by WPPI to read meters or otherwise determine the charges owing as of the Closing Date for services prior thereto, which charges shall be allocated and, as mutually determined by the Parties, (i) be credited in an amount thereto to CWI at Closing; or (ii) allocated to WPPI prior to or at Closing.  CWI shall retain any and all transferable utility deposits and WPPI shall be credited in an amount equal to such deposits.

4.4                            Reserved.

4.5                            Sales Tax.  The Parties hereby agree that all sales and/or compensating use Taxes imposed upon or due to any Governmental Authority, if any, in connection with the one-time sale or conveyance of the Property shall be paid by WPPI (and shall constitute Excluded Liabilities for purposes of this Agreement).  WPPI shall file all necessary Tax Returns with respect to such one-time payment.  CWI shall be responsible for any additional sales and/or compensating use Taxes imposed as a result of the transaction contemplated hereunder or arise thereafter solely because the transaction was structured as a contribution and acquisition of a membership interest in the Company instead of a purchase by CWI of the fee interest in the Hotel pursuant to the terms and conditions of this Agreement.

4.6                            Post-Closing Prorations; Rebates, Refunds and Reserves.

4.6.1                If accurate prorations cannot be made at Closing because current bills are not obtainable (as, for example, in the case of utility bills and/or real estate or personal property Taxes), the Parties shall prorate such revenue or expenses at Closing on the best available information, subject to adjustment upon receipt of the final bill or other evidence of the applicable revenue or expense.  If the Parties are unable to agree on any prorated items required to be contained in the Closing Statement at Closing, the Closing shall occur and a preliminary closing statement shall be signed with respect to such amounts and issues that are agreed upon by the Parties.  If any refund or rebate of any real property Tax, water rates and charges, sewer Taxes and rents or similar items (a “Refund”) is issued after the Cut-Off Time for any period that includes periods prior to and after the Cut-Off Time, then such Refund shall be applied as follows: first, to the cost incurred in obtaining such Refund (and appropriately prorated based on the portion of said costs incurred prior to and after the Closing), and second, the balance of such Refund, if any, shall be prorated as of the Cut-Off Time.  If any Refund relates solely to a period prior to the Cut-Off Time, such Refund shall be remitted by the Company to WPPI and such Refund shall be the sole property of WPPI.  Any utility rebate (or credit) relating to the Puget Sound Energy Rebate program relating to the initial development of the Property or pre-Closing periods shall be allocated to and retained by WPPI and if the same is received after Closing by CWI or the Company, CWI or the Company, as applicable, shall promptly pay or remit such amounts to WPPI.  Any reserves of funds of WPPI held by others shall belong and be tendered to WPPI.  The provisions of this Section 4.6.1 shall survive the Closing.

4.6.2                Any prorations hereunder which cannot be finally determined as of Closing shall be reprorated ninety (90) days after Closing (“Post-Closing Prorations”) to the extent possible consistent with the procedures set forth in Sections 4.2, 4.3, 4.4 and 4.5.  Any necessary payment required by such re-proration shall be made by the appropriate Party to the other Party within five (5) business days after such final determination.

4.7                            Brokers; Commissions.

4.7.1                The Parties acknowledge that Broker has acted as a broker in connection with the transactions contemplated hereunder and all costs and expenses and commissions due and owing to Broker (including, without limitation, any brokerage commission, finder’s fee or other similar compensation) shall be paid by WPPI.  WPPI shall indemnify, defend and hold harmless CWI from and against any Claims of any Person to a real estate brokerage commission or a finder’s fee or other similar compensation as a result of having dealt with WPPI and/or its Affiliates in connection with this transaction.  Other than Broker, WPPI represents and warrants to CWI and the Company that WPPI has not dealt with any real estate broker in connection with this transaction, nor has WPPI been introduced to CWI by any real estate broker.  The provisions of this Section 4.7.1 shall survive the Closing and any termination of this Agreement.

4.7.2                CWI shall indemnify, defend and hold harmless WPPI from and against any Claims of any Person to a real estate brokerage commission or a finder’s fee or other similar compensation as a result of having dealt with CWI and/or its Affiliates in connection with this transaction.  CWI represents and warrants to WPPI that neither CWI nor its Affiliates have dealt with any real estate broker in connection with this transaction.  The provisions of this Section 4.7.2 shall survive the Closing and any termination of this Agreement.

4.8                            Closing Costs.  With reference to Closing, (a) WPPI shall pay (i) all costs of obtaining a current Title Commitment, (ii) the costs of the standard owner’s Title Policy premiums up to the amount of the CWI Contribution (excluding the costs of the Title Endorsements), (iii) all costs, expenses and commissions due and owing to Broker, (iv) all Transfer Taxes, Sales Taxes, excise Taxes, value-added Taxes and similar Taxes except as provided below and in Sections 4.1 and 4.5, (v) recording fees for the deed and other conveyance documents and fifty percent (50%) of all escrow charges, (vi) Sales Taxes on its closing costs, if any, and (vii) except as otherwise allocated pursuant to the terms of this Agreement, all other costs customarily allocated to a seller of commercial real estate in King County; and (b) CWI shall pay (i) all costs of the Title Endorsements to the Title Policy, (ii) the additional costs of any extended coverage Title Policy premium and the costs of the lender’s title policy and endorsements, (iii) up to One Million Four Hundred Thousand Dollars ($1,400,000) of the initial Transfer Taxes due and payable in connection with the sale of the Real Property pursuant to and in accordance with Section 4.1, (iv) the costs to update the existing survey, (v) CWI’s due diligence costs and property inspection fees, including the cost of any additional environmental, asbestos, structural and physical audits it deems necessary, (vi) any mortgage taxes, (vii) fifty percent (50%) of all escrow charges, (viii) the recording costs or mortgage taxes relating to any mortgage or other financing documents, (ix) any Transfer Taxes or Sales Taxes due from and after Closing relating to any subsequent transfer of the Real Property or the Hotel, (x) Sales Taxes on its closing costs, if any, and (xi) except as otherwise allocated pursuant to the terms of this Agreement, all other costs customarily allocated to a buyer of commercial real estate in King County.

4.9                            Disputes.  Any dispute between the Parties as to the monetary amount of any such revenues or expenses addressed in this Article 4 (the “Disputed Amounts”) shall be resolved by binding arbitration conducted by an Expert mutually approved by CWI and WPPI, provided that, in the event that the Parties are unable to agree upon an Expert within twenty (20) days after either Party has submitted the Disputed Amounts to binding arbitration, the Expert shall be appointed by JAMS within two (2) business days thereafter.  Any arbitration shall be conducted pursuant to the JAMS’ Comprehensive Arbitration Rules and Procedures (the “Rules”); provided, that no discovery shall be permitted other than pursuant to Rule 17(a) of the Rules.  Each Party shall promptly, and in no event later than seven (7) days following appointment of the Expert, submit to the Expert their respective positions with respect to the Disputed Amounts, including their specific valuations or other proposed amounts in connection therewith.  The Expert shall be instructed by the Parties to use its best efforts to make a reasoned final written determination within seven (7) days after the Parties submit in writing (or have had the opportunity to submit in writing but have not submitted) their positions as to the Disputed Amounts, final and binding on the Parties, of the Disputed Amounts presented to it.  The Expert shall rely solely on such written submissions by the Parties with respect to the matters at issue and shall not undertake an independent investigation, but may make inquiries of the Parties.  In rendering its decision and any award with respect to any item, the Expert shall be permitted to choose only between the respective amounts or other position set forth by CWI or WPPI, and shall not be permitted to render a decision that does not conform in all respects with either CWI’s or WPPI’s respective amounts.  No Party (or any of their respective Affiliates or representatives) shall have any ex parte communications or meetings with the Expert without the prior consent of the other Party.  As part of the award, the Expert shall designate the Party whose position is upheld, and such prevailing Party shall recover from the other Party all of its reasonably attorneys’ fees, costs and expenses, including its share of the fees and costs paid to the Expert, expert witness fees, compensation for in-house counsel, and all other fees, costs and expenses incurred in connection with the resolution of the Dispute.

ARTICLE 5.

REMEDIES

5.1                            CWI’s Default.  In the event CWI is in breach of this Agreement (without the failure of WPPI to satisfy a condition to close under Section 6.1) and fails to close the transaction contemplated under this Agreement on the Target Closing Date (or the Outside Closing Date, as applicable), then within five (5) business days after written notice of such breach from WPPI, WPPI shall be entitled to terminate this Agreement and retain the Good Faith Deposit, which retention thereof (together the collection of reasonable attorneys’ fees incurred in connection therewith) shall be WPPI’s sole and exclusive remedy under this Agreement, at law or in equity, for such breach or default to close the transaction contemplated under this Agreement.  In such event, WPPI shall be entitled to promptly instruct the Escrow Agent (with a copy to CWI) to release the Good Faith Deposit to WPPI.  The escrow agreement with the Escrow Agent shall, among other terms, provide that WPPI shall be entitled to receive the Good Faith Deposit upon such instruction (i) unless within five (5) business days after delivery of WPPI’s instruction to release, CWI (acting in good faith) delivers a written notice to WPPI and Escrow Agent certifying that it is not default hereunder and objecting to the release and (ii) within thirty (30) days after delivery of WPPI’s instruction to release, CWI (acting in good faith) files an Action in the Designated Courts affirming that it is not in default, seeking to interplead the Escrow Agent to tender to the Designated Courts the Good Faith Deposit and seeking such other remedies as are consistent therewith; provided that nothing shall prohibit WPPI from filing an Action at any time seeking such to interplead the Escrow Agent to tender to the Designated Courts the Good Faith Deposit, seeking release of the Good Faith Deposit to WPPI and seeking such other remedies as are consistent therewith. THE PARTIES HAVE DISCUSSED THE POSSIBLE CONSEQUENCES TO WPPI IN THE EVENT THAT THE CLOSING FAILS TO OCCUR AS A RESULT OF CWI’S BREACH OR DEFAULT UNDER THIS AGREEMENT.  THE PARTIES HAVE DETERMINED AND HEREBY AGREE THAT IT WOULD BE IMPRACTICAL OR EXTREMELY DIFFICULT TO FIX THE ACTUAL DAMAGES TO WPPI OCCURRING IN THE EVENT OF CWI’S BREACH OR DEFAULT UNDER THIS AGREEMENT AND THE PARTIES, HAVING MADE DILIGENT BUT UNSUCCESSFUL ATTEMPTS TO ASCERTAIN THE ACTUAL COMPENSATORY DAMAGES WPPI WOULD SUFFER IN THE EVENT OF CWI’S DEFAULT HEREUNDER, HEREBY AGREE THAT A REASONABLE ESTIMATE OF SUCH DAMAGES IS AN AMOUNT EQUAL TO THE GOOD FAITH DEPOSIT, AND IN THE EVENT THIS TRANSACTION FAILS TO CLOSE DUE TO CWI’S BREACH OR DEFAULT UNDER THIS AGREEMENT, WPPI SHALL BE ENTITLED TO RECEIVE AND RETAIN THE SAME AS FULLY AGREED LIQUIDATED DAMAGES.  WPPI WAIVES ANY AND ALL RIGHT TO SEEK OTHER

RIGHTS OR REMEDIES AGAINST CWI, INCLUDING, WITHOUT LIMITATION, SPECIFIC PERFORMANCE.  THE PAYMENT AND RETENTION OF THE GOOD FAITH DEPOSIT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO WPPI.  UPON ANY SUCH BREACH OR DEFAULT AND FAILURE TO CLOSE BY CWI HEREUNDER, THIS AGREEMENT SHALL BE TERMINATED AND NEITHER PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS HEREUNDER EXCEPT AS PROVIDED HEREIN, EACH TO THE OTHER, EXCEPT FOR THE RIGHT OF WPPI TO RETAIN OR RECEIVE SUCH GOOD FAITH DEPOSIT AND RECOVER ANY AMOUNTS WPPI IS ENTITLED TO UNDER SECTION 9.14, AND EXCEPT AS EXPRESSLY PROVIDED ABOVE.  THE PARTIES AGREE THAT, UNDER THE CIRCUMSTANCES OF THIS TRANSACTION AND THE MARKETPLACE AT THE TIME HEREOF, THIS LIQUIDATED DAMAGES PROVISION IS REASONABLE.

WPPI’S INITIALS	CWI’S INITIALS

If this Agreement is terminated pursuant to this Section 5.1, then CWI shall pay any fees or charges due to the Escrow Agent holding the Good Faith Deposit as well as any escrow cancellation fees or charges or any fees or charges due to the Escrow Agent for preparation and/or cancellation of the Title Commitment.

5.2                            WPPI’s Default.  In the event of any breach or default by WPPI of this Agreement (including a material breach by WPPI of any of its representations and warranties hereunder or WPPI’s failure to perform its obligations hereunder) on or prior to the Target Closing Date (or Outside Closing Date, as applicable), then CWI, as its sole remedy for a pre-Closing default, may elect to either (a) seek an Action for specific performance provided that such Action is filed by CWI within thirty (30) days after the later of the Target Closing Date or the Outside Closing Date (as applicable), or (b) terminate this Agreement by written notice to WPPI.  In such event, CWI shall be entitled to promptly instruct the Escrow Agent (with a copy to WPPI) to return the Good Faith Deposit to CWI.  The escrow agreement with the Escrow Agent shall, among other terms, provide that CWI shall be entitled to a return of the Good Faith Deposit unless (i) within five (5) business days after delivery of CWI’s instruction to return the Good Faith Deposit, WPPI (acting in good faith) delivers a written notice to CWI and the Escrow Agent certifying that it is not in default hereunder and objecting to the release and (ii) within thirty (30) days after delivery of CWI’s instruction to release, WPPI (acting in good faith) files an Action in the Designated Courts affirming that it is not in default, seeking to interplead the Escrow Agent to tender to the Designated Courts the Good Faith Deposit and seeking such other remedies as are consistent therewith; provided that nothing shall prohibit CWI from filing an Action at any time seeking such to interplead the Escrow Agent to tender to the Designated Courts the Good Faith Deposit, seeking release of the Good Faith Deposit to CWI and seeking such other remedies as are consistent therewith.  For a pre-Closing default by WPPI and in addition to the return of the Good Faith Deposit, CWI shall be entitled to obtain a reimbursement from WPPI of CWI’s actual out of pocket expenses incurred in connection with this Agreement and due diligence not to exceed Three Hundred Fifty Thousand Dollars ($350,000); provided, however, in the event that CWI makes an election for specific performance pursuant to clause (a) above and it is determined that an Action for specific performance cannot be legally maintained by CWI against WPPI or such remedy is not available to CWI, then CWI may terminate this Agreement pursuant to clause (b).  Notwithstanding the foregoing, if the pre-Closing default by WPPI arises from failing to remove or cure within the applicable time periods a New Title Exception or New Survey Defect required to be removed or cured pursuant to Section 2.8.3, CWI shall be entitled to obtain a reimbursement from WPPI of CWI’s actual out of pocket expenses incurred in connection with this Agreement and due diligence not to exceed Five Hundred Thousand Dollars ($500,000).  If this Agreement is terminated pursuant to this Section 5.2, then WPPI shall pay any fees or charges due to the Escrow Agent holding the Good Faith Deposit as well as any escrow cancellation fees or charges or any fees or charges due to the Escrow Agent for preparation and/or cancellation of the Title Commitment.

5.3                            Pre-Closing Termination.  In the event this Agreement is terminated either by WPPI or CWI due to a default of the other Party as provided in Section 5.1 and Section 5.2, respectively, CWI shall promptly return or destroy all information obtained from WPPI in connection with its due diligence of the Property and Hotel and WPPI may elect to obtain all third party reports obtained by CWI in connection with its due diligence of the Property and the Hotel (but expressly excluding any third party reports containing attorney-client work product and/or internal notes prepared by personnel of CWI which are proprietary) by reimbursing CWI for fifty percent (50%) of the actual costs and expenses incurred in connection with obtaining such third party reports and CWI shall provide the same within five (5) days of such written request and payment therefor.  Notwithstanding the termination of this Agreement pursuant to Section 5.1 and 5.2, the provisions expressly stated to survive the termination or are applicable after termination, including but not limited to Section 2.7.1, Section 4.7, Article 7, Section 9.2, Section 9.10 and Section 9.13, Section 9.14 and Section 9.16 shall survive the termination of this Agreement.

5.4                            Indemnification.

5.4.1                From and after the Closing, subject to the provisions and limitations of this Article 5, WPPI hereby shall indemnify, protect, reimburse, defend and hold harmless CWI and its Affiliates and their respective parents, Affiliates, shareholders, officers, directors, members, partners, trustees, agents, representatives and employees (collectively, the “CWI Indemnified Parties”) from and against any Claims and Losses that any CWI Indemnified Party suffers as a result of, or directly or indirectly arising from or relating to:

(a)                               any Excluded Liabilities;

(b)                              any inaccuracy in or a breach by WPPI of any of the representation and warranties in Section 3.1 or Section 4.7.1 of this Agreement;

(c)                               any breach by WPPI of, or failure to comply with any of its covenants under this Agreement that survive after the Closing; and

(d)                             any failure of WPPI to have reported and/or paid any and all Taxes assessed or assessable by the State of Washington, the City of Bellevue and/or the County of King or any other Governmental Authority arising or related in any way to the obligations of

WPPI hereunder except to the extent CWI or the Company were afforded a credit therefore (and then such exception shall only be applicable to the extent of such credit).

5.4.2                From and after the Closing, CWI hereby shall indemnify, protect, reimburse, defend and hold harmless WPPI and its Affiliates and their respective parents, Affiliates, shareholders, officers, directors, members, managers, partners, trustees, agents, representatives and employees (collectively, the “WPPI Indemnified Parties”) from and against any Claims and Loss that any WPPI Indemnified Party suffers as a result of, or directly or indirectly arising from or relating to:

(a)                               all Assumed Liabilities;

(b)                              any inaccuracy in or a breach by CWI of any of the representation and warranties in Section 3.2 or Section 4.7.2 of this Agreement;

(c)                               any breach by CWI of, or failure to comply with any of its covenants under this Agreement that survive after the Closing; or

(d)                             CWI’s operation of the Property and Hotel from and after the Closing.

5.4.3                In the event that either Party believes that it is entitled to indemnity pursuant to this Agreement, such party (the “Claimant”) shall so notify the party which Claimant believes has an obligation to indemnify (the “Indemnifying Party”) promptly in writing describing such Loss in reasonable detail, the amount thereof, if known, and the method of computation of such Loss, identifying the provisions of this Agreement that Claimant alleges was breached or gives rise to indemnity (an “Indemnification Notice”).  If any Claim is commenced or filed by a third party with respect to which the Claimant intends to claim any Liability as a Loss, it shall promptly notify the Indemnifying Party the amount thereof, if known, and the method of computation of such Loss, all with reasonable particularity (a “Litigation Notice”).  The Indemnifying Party shall have ten (10) business days after receipt of an Indemnification Notice and/or Litigation Notice to notify Claimant if the Indemnifying Party (acting in good faith) disputes Claimant’s Indemnification Notice and/or Litigation Notice and their respective underlying Claims for indemnification or the amounts claimed for indemnification; provided that, if the Indemnifying Party fails to dispute an Indemnification Notice within such ten (10) business day period, the Indemnification Claim specified in the Indemnification Notice shall be conclusively deemed a Liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such Liability within the time period as provided in Section 5.4.5.  In the event any Indemnification Notice and/or Litigation Notice, as applicable, is disputed in good faith by the Indemnifying Party, the Parties agree that such dispute shall be submitted for resolution by a final determination by a court of competent jurisdiction that Claimant was entitled to indemnification under this Agreement.  To the extent failure to notify the Indemnifying Party with reasonable promptness of an Indemnification Notice or Litigation Notice increases the Liability to the Indemnifying Party or otherwise materially prejudices the Indemnifying Party, the Indemnifying Party shall not be obligated to reimburse Claimant for the amount of such increase in Liability or to the extent that such claim is materially prejudiced as a result thereof.

5.4.4                In the event the Indemnifying Party does not dispute the Litigation Notice, the Indemnifying Party shall, within the same ten (10) business days period following receipt of the Litigation Notice, notify Claimant that it elects to conduct and control any such Claims (an “Election Notice”).  If the Indemnifying Party does not give the foregoing Election Notice during such ten (10) business day period or disputes the Litigation Notice, the Claimant shall have the right (but not the obligation) to defend, contest, settle or compromise such Claim in the exercise of its reasonable discretion and any and all Losses in connection therewith shall be the responsibility of the Indemnifying Party.  If the Indemnifying Party timely gives the foregoing Election Notice, the Indemnifying Party shall have the right to undertake, conduct and control, at the Indemnifying Party’s sole expense, the conduct and settlement of such Claim with counsel chosen by the Indemnifying Party and reasonably approved by Claimant, and the Claimant shall cooperate, including providing access to files and records, physical spaces, reports and investigations and personnel, as applicable, with the Indemnifying Party in connection therewith; provided, however, that (a) the Indemnifying Party shall not thereby consent to the imposition of any injunction against or admission of liability by the Claimant or any other settlement or compromise that does not involve the payment of money without the prior written consent of the Claimant, (b) the Indemnifying Party shall permit the Claimant to participate in such conduct or settlement through legal counsel chosen by the Claimant, but the fees and expenses of such legal counsel shall be borne solely by the Claimant, (c) upon a final determination of such Claim, the Indemnifying Party shall promptly reimburse the Claimant, to the extent required under this Section 5.4, for the full amount of any Loss incurred by the Claimant, except fees and expenses of legal counsel that the Claimant incurred pursuant to subparagraph (b) of this Section 5.4.4, (d) the Indemnifying Party shall have the right to pay or settle any action or suit provided the Claimant has no Liability with respect to such settlement and no injunctive relief against or admission of Liability by the Claimant or others restrictions of any kind are agreed to in connection with such settlement, and (e) the Indemnifying Party shall be entitled to notify the Claimant that it is electing to conduct and control a Claim with a reservation of the Indemnifying Party’s rights as to whether it does, in fact, have an indemnity obligation in such instance, in which case no settlement of the Claim shall be made without the consent of Claimant (which consent may be granted or withheld by Claimant in its sole and absolute discretion).

5.4.5                In the event it is finally determined (pursuant to and in accordance with this Section 5.4) or as mutually agreed upon by the Parties that the Indemnifying Party is obligated to indemnify Claimant as provided herein, the Indemnifying Party shall also be liable for all reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees, disbursements and court costs) incurred by Claimant in connection with the enforcement of this Section 5.4.  Such reimbursement to be made with thirty (30) days of after final determination or mutual agreement, as applicable, that Claimant is entitled to indemnification hereunder.  If the Indemnifying Party fails to so pay all or any sums when due hereunder, the amount of such sums payable by the Indemnifying Party to Claimant shall bear interest from the date such amount is payable hereunder at a rate equal to the prevailing prime interest rate as published in The Wall Street Journal plus two percent (2%) per annum (but in no event to exceed the highest permissible legal rate of interest), until Claimant receives payment in full (including accrued and unpaid interest thereon).

5.4.6                WPPI shall not be required to indemnify the CWI Indemnified Parties for Claims and/or Losses, and CWI shall not be required to indemnify the WPPI Indemnified Parties for Claims and/or Losses, in each case arising under this Section 5.4 unless and until the aggregate amount of such Losses for which the CWI Indemnified Parties or WPPI Indemnified Parties, as applicable, are otherwise entitled to indemnification pursuant to this Section 5.4 exceeds Two Hundred Thousand Dollars ($200,000) (the “Threshold Amount”).  After the Threshold Amount is exceeded, the CWI Indemnified Parties or WPPI Indemnified Parties, as applicable, shall be entitled to indemnity for the aggregate Losses incurred measured by the first dollar of Losses.  In no event shall the aggregate amount of Claims and/or Losses required to be paid by WPPI or CWI, respectively, with respect to any breach of the representations and warranties of the Parties pursuant to this Section 4.1 or Section 4.2, respectively, exceed Two Million Five Hundred Thousand Dollars ($2,500,000).

5.4.7                The amount of any Loss for which indemnification is provided under this Section 5.4 shall be net of (a) any third party insurance proceeds and any indemnity, contributions or other similar payment recoverable from any third party with respect thereto, and (b) any net Tax benefit realizable by the Company and/or any CWI Indemnified Party. CWI and the Company shall use its reasonable efforts to make any and all insurance claims relating to any claim for which it is seeking indemnification under this Section 5.4.

5.4.8                In no event shall WPPI or CWI be liable for any consequential damages, loss of revenue, income or profits; loss in value of assets, securities or tax attributes; punitive, special or indirect damages or damages based on a multiple, including a multiple of EBITDA (earnings before interest, taxes, depreciation and amortization); provided, however, in the event that WPPI or CWI, as the case may be, must pay any consequential, special or punitive damages to a third Person as finally determined by a court of competent jurisdiction, WPPI or CWI, as the case may be, shall be liable to the other Party for such damages.

5.4.9                The right to indemnification under this Section 5.4, subject to all of the terms, conditions and limitations hereof, shall constitute the sole and exclusive right and remedy available to any Party hereto for any breach of this Agreement after the Closing (other than any failure of any of the Parties to perform any obligation or covenant contained in Section 9.15 and Section 9.16 hereof) and none of the Parties hereto shall initiate or maintain any Action against any other Party hereto which is directly or indirectly related to any breach of this Agreement or any related agreements. The foregoing shall not limit the rights of a Party to seek or obtain injunctive relief based upon the actual breach of any obligation or covenant arising after the Closing contained in Section 9.15 or Section 9.16 and/or to enforce each of the covenants and obligations contained in Section 9.15 or Section 9.16, pursuant to the terms of this Agreement.

5.4.10        To the maximum extent permitted by Law, it is the intention of the Parties to treat any indemnity payment made under this Agreement as an adjustment to the Purchase Price for all Tax purposes.

5.4.11        This Section 5.4 shall survive Closing.

5.5                            Limitation on Liability.  Except as otherwise expressly set forth in this Agreement, neither Party shall have any liability with respect to any breach of any representations, warranties, covenants or agreements hereunder unless written notice of a Claim, or of discovery of any facts or circumstances that Claimant reasonably believe may result in a Claim hereunder, is given to the other Party prior to the expiration of the Survival Period, if any, in which case such representation, warranty, covenant or agreement shall survive as to such claim until such claim has been finally resolved, without the requirement of commencing any Action in order to extend such Survival Period or preserve such Claim.

5.6                            Post-Closing Liquidity.  For a period of nine (9) months from the Closing (the “Initial Period”), WPPI covenants, agrees and guarantees to CWI and the CWI Indemnified Parties that WPPI shall maintain “liquidity” of at least Two Million Five Hundred Thousand Dollars ($2,500,000) (the “Initial Liquidity Level”), subject to reduction for Reduction Payments (as defined below), for purposes of securing WPPI’s post-closing indemnification obligations under this Agreement.  To the extent the CWI Indemnified Parties make any Claims against WPPI for indemnification under this Agreement and WPPI pays any portion of any Losses subject of any Claims, the required “liquidity” level shall be automatically and permanently reduced at the time of the payment of the Loss(es) by the amount of Losses paid by WPPI (the aggregate amount of all such Losses paid being referred to as the “Reduction Payments”).  From and after Initial Period and until the first anniversary of the Closing Date (or such later date if an Indemnification Notice and/or Litigation Notice is timely submitted prior the expiration of such twelve (12) month period and such Claim remains unresolved), WPPI covenants, agrees and guarantees to CWI and the CWI Indemnified Parties that WPPI shall maintain “liquidity” of at least One Million Five Hundred Thousand Dollars ($1,500,000) plus the stated amount of any Claims made by the CWI Indemnified Parties during the Initial Period that remain unresolved as of the expiration of the Initial Period not to exceed One Million Dollars ($1,000,000) minus the Reduction Payments made during the Initial Period (the “Reduced Liquidity Level”).  Following the Initial Period, the Reduced Liquidity Level shall be automatically and permanently reduced from time to time by any Reduction Payments.  Following the first anniversary of the Closing, the Reduced Liquidity Level (as adjusted as provided in the preceding sentence) may be reduced by WPPI to zero; provided, that if there are any outstanding unresolved Claims that were properly claimed under Section 5.4.3 prior to the first anniversary of the Closing, WPPI shall be required to continue to maintain “liquidity” equal to the amount of the unresolved Claims but not in excess of an amount equal to the Reduced Liquidity Level minus the Reduction Payments made paid after the Initial Period.  After the first anniversary of the Closing, the required “liquidity” level shall continue to be reduced from time to time by any further Reduction Payments made until such time (a) the “liquidity” level is reduced to zero through Reduction Payments or (b) there are no unresolved Claims outstanding between the CWI Indemnified Parties and WPPI.  WPPI shall provide evidence of the required liquidity level within five (5) calendar days after receiving written request from the CWI Members.  For purposes of this Agreement, “liquidity” can be maintained by WPPI having cash on hand (free and clear of all liens and encumbrances), cash equivalents (free and clear of all liens and encumbrances) and/or posting an irrevocable letter of credit that does not expire until after the date in which the “liquidity” is no longer required to be maintained as provided in this Section 5.6, provided that, for avoidance of doubt, the parties acknowledge and agree that the Four Million Dollar ($4,000,000) shortfall reserve established by WPPI pursuant to the terms of the Amended LLC Agreement shall not be used in calculating liquidity for purposes of this Agreement.  WPPI’s obligations under this Section 5.6 shall survive Closing as set forth hereinabove.

ARTICLE 6.

CONDITIONS TO CLOSING

6.1                            Conditions to CWI’s Obligations.  CWI’s obligation to consummate the acquisition and to make the CWI Capital Contribution contemplated by this Agreement is subject to the satisfaction and fulfillment in all material respects, as of the Closing, of each of the following conditions precedent:

6.1.1                Accuracy of WPPI’s Representations and Warranties.  WPPI’s representations and warranties set forth in this Agreement shall be true and correct in all material respects as though such representation and warranties (subject to the exceptions set forth on the Schedules) were made on and as of the Closing Date (except those representations and warranties which refer to facts existing at a specific date, which shall be true and correct in all material respects as of such date), and CWI shall have received a certificate to that effect signed by WPPI; provided, however, that WPPI’s representations and warranties shall not be deemed inaccurate or breached if such certificate provides an exception, change or update to the Schedules to such representation and warranty (a “R&W Update”) and such R&W Update was, in each case, as a result of an event, act or occurrence occurring after the Effective Date and (a) (i) is due to transactions or actions that are expressly permitted by, or approved by CWI in accordance with, this Agreement and (ii) did not result from a breach of any of WPPI’s obligations hereunder; or (b) is due to changes in fact after the Effective Date beyond WPPI’s reasonable control; or (c) is due to operating the Hotel in the Ordinary Course and did not result from a breach of any of WPPI’s obligations hereunder; or (d) reflects the existence of a new Contract or an amendment to an existing Contract that was entered into in the Ordinary Course or the termination or expiration of a Contract that occurred in the Ordinary Course provided that, in each case, not resulting in a breach of any of WPPI’s obligations hereunder (including, without limitation, WPPI’s covenants set forth in Section 3.4).  Notwithstanding the foregoing, if any representation and warranty of WPPI is no longer accurate as of the Closing (subject to the limitations of the immediately preceding sentence) and WPPI does not cure or otherwise remedy such change or inaccuracy, then if such R&W Update would, individually or in the aggregate, (A) result in actual Losses (and not consequential damages) to CWI such that the actual cost or expense to cure or address such inaccuracy (as opposed to the effect on the value of the Property) after the Closing is equal to or less than Two Hundred Fifty Thousand Dollars ($250,000), CWI shall be obligated to proceed to Closing and WPPI shall have no liability or obligation to indemnify CWI and/or the Company with respect thereto; or (B) result in Losses to CWI such that the actual cost or expense (and not consequential damages) to cure or address such inaccuracy (as opposed to the effect on the value of the Property) after the Closing is in excess of Two Hundred Fifty Thousand Dollars ($250,000), CWI shall have the option to either (x) terminate this Agreement by providing written notice to WPPI on or prior to the Closing (provided that CWI shall make such election to terminate, if at all, promptly after receipt of WPPI’s certificate delivered under Section 6.1.8 below, but in any event prior to 5:00 p.m. (Pacific Time) on the Closing Date) or (y) elect to proceed to Closing and in such event, WPPI shall have no liability or obligation to indemnify CWI and/or the Company with respect thereto.  In the event CWI elects to terminate this Agreement as permitted in the foregoing sentence, CWI shall receive a return of the Good Faith Deposit, and neither WPPI nor CWI shall have any further obligations under this Agreement or recourse against each other (except for obligations which expressly survive termination).

6.1.2                No Defaults.  WPPI shall not have materially defaulted in the performance of its covenants or obligations hereunder.

6.1.3                Title Policy.  The Title Company (or another title company reasonably acceptable to CWI if the Title Company refuses to do so) shall be unconditionally obligated and prepared, subject only to payment by WPPI of the applicable premium for the base Title Policy and payment by CWI of the applicable premium for the Title Endorsements, to issue the Title Policy in the form of the Pro Forma Title Policy.

6.1.4                Permits.  All Permits required for the operation of the Hotel shall have been issued to the Company or the Hotel Manager, provided WPPI and Hotel Manager shall cooperate in their transfer or reissuance to CWI or Company.  As to any liquor license, such liquor license shall remain in full force and effect as of the Closing Date; provided, however, if the liquor license fails to remain in full force and effect as the result of the loss, revocation, termination or suspension of any such liquor license caused by CWI, due to CWI not meeting the qualifications for a liquor license or due to any change of ownership application filed by CWI, then the condition to closing that the liquor license remain in full force and effect as of the Closing Date shall be deemed waived by CWI (and in no event shall any such failure by CWI be deemed a default by WPPI hereunder).

6.1.5                Certificate of Occupancy.  WPPI shall deliver a permanent certificate of occupancy issued by the City of Bellevue Development Services Department (Building Division).

6.1.6                Delivery of Documents.  At or prior to Closing, WPPI shall have delivered to the Escrow Agent or the Escrow Agent shall have otherwise received, the following:

(a)                               the special warranty deed in the form of Exhibit “E” attached hereto, transferring fee simple title to the Property to the Company subject only to the Permitted Exceptions;

(b)                              the Amended LLC Agreement in the form of Exhibit “F” attached hereto duly executed by WPPI;

(c)                               a bill of sale, in the form of Exhibit “G”, duly executed by WPPI;

(d)                             the HMA Assignment Agreement in the form of Exhibit “H” attached hereto, duly executed by WPPI;

(e)                               the Assignment and Assumption Agreement in the form of Exhibit “N” attached hereto, duly executed by WPPI;

(f)                                the Foreign Investment in Real Property Tax Act affidavit in the form of Exhibit “I” attached hereto, duly executed by WPPI;

(g)                              a certificate, dated the Closing Date, duly executed by the WPPI pursuant to Sections 6.1.1 of this Agreement setting forth any R&W Updates, if any;

(h)                              a Closing Statement approved and executed by WPPI; and

(i)                                  any other documents, instruments or agreements reasonably required by the Escrow Agent to effectuate the transaction contemplated by this Agreement.

6.1.7                CWI’s obligation to close shall not occur until each of the deliveries and actions described in this Section 6.1 have occurred.

6.2                            Conditions to WPPI’s Obligations.  WPPI’s obligation to consummate the transfer and assignment of the Hotel and the Property contemplated by this Agreement is subject to the satisfaction and fulfillment, as of the Closing, of each of the following conditions precedent:

6.2.1                No Breaches.  Each of CWI’s representations and warranties set forth in this Agreement shall be true and correct in all material respects;

6.2.2                No Defaults.  CWI shall not have materially defaulted in the performance of any of its covenants or obligations hereunder.

6.2.3                Termination or Assignment of Existing Franchise Agreement.  WPPI shall have either received a termination of the Existing Franchise Agreement, in the form customarily provided by Franchisor, or alternatively, the Existing Franchise Agreement shall have been assigned to the TRS.

6.2.4                Delivery of Documents.  At or prior to Closing, CWI shall have delivered to the Escrow Agent or WPPI shall have otherwise received, the following:

(a)                               a certificate, dated the Closing Date, duly executed by CWI, certifying to WPPI that the representations and warranties made by CWI (considered collectively and individually) in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if made by WPPI on such date (except for those representations and warranties which refer to facts existing at a specific date, which shall be true and correct as of such date);

(b)                              the Amended LLC Agreement in the form of Exhibit “F” attached hereto, duly executed by CWI;

(c)                               a Closing Statement approved and executed by CWI and the Company;

(d)                             the Assignment and Assumption Agreement in the form of Exhibit “N” attached hereto, duly executed by CWI;

(e)                               the HMA Assignment Agreement in the form of Exhibit “H” attached hereto, duly executed by the TRS; and

(f)                                any other documents, instruments or agreements reasonably required by the Escrow Agent to effectuate the transaction contemplated by this Agreement.

6.2.5                CWI Capital Contribution.  CWI shall have made its CWI Contribution.

6.2.6                WPPI’s obligation to close shall not occur until each of the deliveries and actions described in this Section 6.2 has occurred.

6.3                            Rule 3-05 Audit.  WPPI acknowledges, agrees and covenants to cooperate with CWI to permit CWI to obtain any information needed from WPPI to enable CWI to file any necessary Tax Returns following the Closing Date.  Following the Closing Date, WPPI agrees to deliver to McGladrey LLP or another national accounting firm selected by CWI (the “Audit Firm”), all of the audit request materials listed on Exhibit “K” attached hereto to the extent available and in WPPI’s possession or control related to the Hotel and/or WPPI; provided, however, WPPI acknowledges and agrees to use commercially reasonable good faith efforts to also provide such additional requested information in WPPI’s possession or control which is deemed relevant and reasonably necessary (as reasonably determined by the Audit Firm) to enable the Audit Firm to prepare financial statements of WPPI and complete an audit in compliance with (a) Rule 3-05 of Regulation S-X of the Securities and Exchange Commission which audit will commence immediately after the Closing or within twelve (12) months after the Closing and which is required to be filed with the Securities and Exchange Commission; (b) any other rule issued by the Securities and Exchange Commission and applicable to CWI; and (c) any registration statement, report or disclosure statement filed with the Securities and Exchange Commission by, or on behalf of, CWI.  WPPI has reviewed the audit request materials listed in Exhibit “K” and agrees that it can provide all materials to the Audit Firm in the event of an audit.  WPPI shall engage (at CWI’s sole cost and expense) the Audit Firm to commence any and all such required audits.  CWI shall be responsible for any additional fees and expenses billed by the Hotel Manager in connection with the audit contemplated by this Section 6.3.  In connection with the foregoing post-Closing audit(s), and in furtherance of WPPI’s obligations to assist CWI pursuant to this Section 6.3, WPPI covenants and agrees to execute and deliver to the Audit Firm, the audit representation letters, the form of which is attached hereto as Exhibit “L” (the “Audit Representation Letter”), provided that the form of such Audit Representation Letter may be modified as required to account for any issues identified during the audit.  For avoidance of doubt, CWI acknowledges and agrees that no audit contemplated under this Section 6.3 will commence prior to the Closing Date; provided, however, that the Audit Firm may deliver an updated audit materials request list to WPPI no earlier than fifteen (15) days prior to the Target Closing Date and WPPI shall provide to the Audit Firm such additional audit material to the extent available and in WPPI’s possession or control to the extent available and in WPPI’s possession or control related to the Hotel and/or WPPI.  WPPI’s obligations under this Section 6.3 shall survive the Closing.

6.4                            Completion Reserve.  To the extent any item on the Punch List is not completed (the “Uncompleted Punch List Items”) on or before the Closing Date, representatives of WPPI and CWI shall meet at Closing and mutually agree upon (each acting reasonably and in good faith) a reserve in the estimated amount to complete the Uncompleted Punch List Items (the “Completion Reserve”).  The Completion Reserve shall be funded by WPPI in accordance with the terms and conditions of an escrow agreement to be entered into and mutually agreed among WPPI, CWI and Escrow Agent.  Thereafter, WPPI shall utilize the funds in the Completion Reserve for purposes of completing or causing WPPI’s construction manager to achieve Final Completion.  WPPI agrees to diligently and in good faith pursue completion of the Uncompleted Punch List Items and Final Completion of the Hotel as soon as reasonably possible and upon Final Completion, WPPI shall be entitled to receive all of the funds remaining in the Completion Reserve.  In the event that WPPI fails to achieve Final Completion within thirty (30) days following the Closing Date (and such failure is not the result of any force majeure event beyond WPPI’s control), then, upon fifteen (15) days prior written notice to WPPI, the Company shall have the right (but not the obligation) to exercise self-help remedies and if the Company so elects such self-help remedy, CWI or the Company shall be entitled to take all reasonable action necessary (determined by CWI in its good faith judgment) to cause Final Completion and draw down on the Completion Reserve to pay for the reasonable third-party out-of-pocket costs thereof incurred by CWI and/or the Company in achieving Final Completion so long as CWI provides reasonable evidence to WPPI of such expenditures prior to drawing down on the Completion Reserve; provided, however, that in the event that CWI does not elect to exercise the aforementioned self-help remedies, WPPI shall nevertheless remain obligated to complete or cause WPPI’s construction manager to complete the Uncompleted Punch List Items that were not completed prior to Closing and cause the Final Completion of the Hotel.  In addition, from and after the Closing and the Final Completion of the Hotel, WPPI covenants and agrees to cooperate (in good faith) with the Company in connection with the Company’s enforcement of any warranty, guaranty and/or indemnity claims against Walsh, the Architect and/or any subcontractor (including assigning any claims WPPI may have against Walsh, the Architect and/or any subcontractor to the extent such claims are assignable).  The provisions of this Section 6.4 shall survive Closing.

6.5                            Pool Improvements.  CWI acknowledges and agrees that the Design and Engineering Documents contemplated the construction of a swimming pool and related improvements (collectively, the “Pool Improvements”).  The Parties have agreed that the construction of the Pool Improvements will not be completed by WPPI prior to or after the Closing.  At Closing, WPPI will provide CWI a credit in the amount of Seventy-Five Thousand Dollars ($75,000) for not completing the Pool Improvements.  Notwithstanding anything contained in this Agreement to the contrary, CWI acknowledges and agrees that WPPI not completing the Pool Improvements is an exception to WPPI’s representations, warranties and covenants contained in this Agreement.  CWI further acknowledges and agrees that WPPI shall have no further obligations or Liabilities with respect to the Pool Improvements.  For avoidance of doubt, Pool Improvements shall expressly exclude any work required in connection with the existing swimming pool areas (i.e., protective rails, etc.) as necessary for WPPI to obtain the permanent certificate of occupancy issued by the City of Bellevue, Development Service Department (Building Division).

6.6                            Assignment of Warranties. Without limiting the terms of Section 2.1.14, WPPI shall use commercially reasonable efforts to obtain an assignment of the Warranties for the benefit of CWI (to the extent the same are assignable) including any required consents; provided, however, that the failure to obtain such assignment of Warranties or consent to assignment despite Seller’s commercially reasonable efforts shall not be a condition to CWI’s obligation to close or a default by WPPI hereunder.  In furtherance of the foregoing, WPPI covenants and agrees that any Warranties which cannot be assigned pursuant to this Section 6.6 shall remain with WPPI and, in WPPI’s capacity as a member of the Company, shall be enforced, at the expense of the Company, by WPPI pursuant to their terms for the benefit of the Company (and all benefits and amounts recovered thereunder shall be assigned and granted to the Company).  WPPI’s obligations hereunder shall survive the Closing.

ARTICLE 7.

CONSENT TO JURISDICTION

To the fullest extent permitted by law, CWI and WPPI hereby irrevocably consent and agree, for the benefit of each Party, that any Action against it with respect to its obligations, Liabilities or any other matter under or arising out of or in connection with this Agreement shall be brought in any federal or state court sitting in the County of King, State of Washington (the “Designated Courts”), and hereby irrevocably accepts and submits to the jurisdiction of the Designated Courts (and of the appropriate appellate courts of each such Designated Court) with respect to any such Action.  Each Party hereto also hereby irrevocably consents and agrees, for the benefit of each other Party, that any legal Action against it shall brought in any Designated Court, and hereby irrevocably accepts and submits to the exclusive jurisdiction of each such Designated Court with respect to any such Action.  Each Party hereto waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid Actions brought in any such Designated Court and hereby further waives and agrees not to plead or claim in any such Designated Court that any such Action brought therein has been brought in any inconvenient forum.

ARTICLE 8.

CASUALTY AND CONDEMNATION

8.1                            Casualty and Condemnation.  If, prior to the Closing, Material Damage occurs or an action with regard to a Material Taking is commenced with respect to the Hotel, then:

(a)                               if, prior to Closing, an action for condemnation or similar taking is commenced with respect to any portion of the Hotel but the same would not, if consummated, constitute a Material Taking, then CWI shall remain obligated to close hereunder without a reduction to the CWI Contribution but all condemnation proceeds and other awards (other than proceeds and awards not awarded to WPPI or their respective Affiliates) shall be paid to the Company; or if, prior to Closing, an action for condemnation or similar taking is commenced with respect to any portion of the Hotel and the same would, if consummated, constitute a Material Taking, then either Party, within five (5) business days of discovery by such Party of any such action regarding a Material Taking, shall notify the other Party in writing of such action and thereafter may elect to terminate this Agreement by delivery of written notice to the other Party, in which event, except for the provisions in this Agreement that expressly survive the Closing or earlier termination of this Agreement, this Agreement shall be void and of no further force and effect, and neither Party shall have any liability to the other by reason hereof and the Good Faith Deposit shall be immediately returned to CWI; provided, however, if CWI and WPPI elect not to terminate this Agreement pursuant to this Section 8.1(a), then the transactions contemplated hereby shall be closed without a reduction in the CWI Contribution but all condemnation proceeds and other awards (other than proceeds and awards not awarded to WPPI or their respective Affiliates) shall be paid to the Company; provided, however, that to the extent any condemnation proceeds or awards exceed the decrease in value of the Property and the actual costs to repair the Property as a result of such Material Taking, such excess shall be promptly remitted to WPPI; or

(b)                              if, prior to Closing, any of the improvements on the Hotel are damaged or destroyed but such damage does not constitute Material Damage, then CWI shall remain obligated to close hereunder without a reduction in the CWI Contribution but WPPI shall have paid any deductible and any insurance proceeds and other awards (other than proceeds and awards not awarded to WPPI or their respective Affiliates), less any sums expended by WPPI prior to Closing to repair such damages (which sums shall be promptly remitted to WPPI), shall be paid to the Company; or

(c)                               if prior to the Closing, Material Damage occurs, then either Party, within five (5) business days of discovery of the events constituting Material Damage, shall notify the other Party in writing of such action and thereafter may elect to terminate this Agreement by delivery of written notice to the other Party, in which event, except for the provisions in this Agreement that expressly survive the Closing or earlier termination of this Agreement, this Agreement shall be void and of no further force and effect, and neither Party shall have any liability to the other by reason hereof, except that the provisions in this Agreement that expressly survive the Closing or earlier termination of this Agreement shall survive, and the Good Faith Deposit shall be immediately returned to CWI; and if neither Party elects to so terminate this Agreement pursuant to the above, then the transaction contemplated hereby shall be closed without a reduction in the CWI Contribution but WPPI shall have paid any deductible and any insurance proceeds and other awards (other than proceeds and awards not owned by WPPI or their Affiliates), less any sums expended by WPPI prior to Closing to repair such damages (which sums shall be promptly remitted to WPPI), shall be paid to the Company; provided, however, that to the extent any insurance proceeds or other awards exceed the decrease in value of the Property and the actual costs to repair the Property as a result of such Material Damage, such excess shall be promptly remitted to WPPI.

ARTICLE 9.

MISCELLANEOUS

9.1                            Amendments.  No amendment, modification, supplement or waiver of any provision of this Agreement, or consent to any departure from the terms of this Agreement by any Party hereto shall be effective unless the same shall be in writing and signed by all the Parties hereto, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

9.2                            Notices.  Any and all notices, approvals, requests, consents, waivers, demands or other communications permitted or required to be made under this Agreement shall be in writing, signed by the Party giving such notice, request, consent, waiver or demand and shall be delivered

(a) personally; (b) by reputable overnight delivery service; (c) by certified mail, return receipt requested; (d) by facsimile with time- and date-stamped confirmation of receipt (provided, however, that a copy of such notice shall be transmitted in accordance with the foregoing clause (b) promptly after the transmission of such facsimile); or (e) by email with delivery receipt (provided, however, that a copy of such notice shall be transmitted in accordance with the foregoing clause (b) promptly after the transmission of such email).  All such notices, requests, consents, waivers or demands shall be deemed delivered, as applicable:

9.2.1                on the actual date of service if personally delivered prior to 5:00 p.m. Central Time;

9.2.2                on the actual date of the signed receipt for certified mail or the date of refusal;

9.2.3                on the first (1st) business day after the date of delivery to a nationally recognized overnight delivery service during its business hours; or

9.2.4                at the time of receipt of confirmation by the transmitting party if delivered by facsimile to the facsimile number set forth in this Section 9.2; provided that if the receipt of confirmation is after 5:00 p.m. Central Time, then delivery shall be deemed the next day; or

9.2.5                at the time of receipt if given by electronic mail to the e-mail addresses set forth in this Section 9.2 prior to 5:00 p.m. Central Time; provided that a party sending notice by electronic delivery shall bear the burden of authentication and of providing transmittal receipt and time of receipt.

Notices directed to a Party shall be delivered to the Parties at the address, facsimile number or e-mail address as set forth below, or at such other address, facsimile number or e-mail address as may be specified by written notice given in conformity with the terms of this Section 9.2:

If to WPPI:	Mr. Jason Weisler and
Mr. Kevin Carlson
White/Peterman Properties, Inc.
1000 E. 80th Place
Suite 700 North
Merrillville, IN 46410
Facsimile No. (Weisler): 219-680-4255
Facsimile No. (Carlson): 219-680-4234
Telephone No. (Weisler): 219-757-3730
Telephone No. (Carlson): 219-757-3727
E-mail: JWeisler@whitepeterman.com
KCarlson@whitepeterman.com

with a copy to:

Ice Miller LLP

One American Square

Suite 2900

Indianapolis, IN 46282

Attention: Phillip L. Bayt

Facsimile No.:  317-592-4608

Telephone No.:  317-236-2396

E-mail: phillip.bayt@icemiller.com

If to CWI, then to:

Carey Watermark Investors Incorporated

272 E. Deerpath Road, Suite 320

Lake Forest, IL 60045

Attention:  Michael Medzigian

Facsimile No.:

Telephone No.: 847-482-8600

E-mail:  medzigian@watermarkcap.com

with a copy to:

Paul Hastings LLP

515 S.  Flower Street, 25th Floor

Los Angeles, CA 90071

Attention:  Rick S. Kirkbride, Esq.

Facsimile No.:

Telephone No.:  213-683-6261

E-mail:  rickkirkbride@paulhastings.com

Any counsel designated above or any replacement counsel which may be designated by CWI or WPPI or such counsel by written notice to the other Parties is hereby authorized to give notices hereunder on behalf of its client.

9.3                            Entire Agreement.  This Agreement, together with the Amended LLC Agreement, constitutes the final, complete and exclusive statement of the agreement of the Parties hereto with respect to the subject matter of this Agreement and supersede all prior and contemporaneous agreements and understandings.  No Party hereto has been induced to enter into this Agreement by, nor is any party relying on, any representation or warranty other than those expressly set forth herein.

9.4                            Execution in Counterparts.  This Agreement may be executed by facsimile signature in any number of counterparts, each of which when so executed and delivered will be deemed an original, and such counterparts together constitute one and the same instrument.

9.5                            Time.  Time is of the essence in the performance of the Parties’ respective obligations under this Agreement.

9.6                            Waivers.  No waiver of any provision, condition, requirement or breach of or under this Agreement will be effective unless it is in writing and signed by the waiving party.  No such waiver will be deemed to be a waiver of any other provision, condition, requirement or breach, whether or not the waived provision, condition, requirement or breach is similar to such other provision, condition, requirement or breach.  No failure or delay by any Party hereto to exercise any right, power or remedy hereunder in any manner will operate as a waiver thereof or preclude or impair any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.

9.7                            Severability.  Whenever possible, each provision of this Agreement is to be construed in a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held by a court or an arbitral panel of competent jurisdiction to be illegal, invalid or unenforceable under applicable law, then such provision will be ineffective only to the extent of such illegality, invalidity or unenforceability, without affecting the remainder of this Agreement.

9.8                            Construction.  Each Party hereto acknowledges that it and its counsel have participated fully in the negotiation, review and revision of this Agreement.  Accordingly, each provision of this Agreement will be construed according to its fair meaning and not strictly for or against any party, regardless of whether such provision was drafted by or at the request of a particular Party or such Party’s counsel.

9.9                            Headings.  The headings contained in this Agreement are included for convenience only and are not intended to describe, interpret, define or limit the scope, extent or intent of any provision of this Agreement.

9.10                    Governing Law; Venue; Jury Trial Waiver.  This Agreement and the rights and duties of the Parties hereto will be governed by the laws of the State of Washington without regard to principles of conflicts of laws.

9.11                    Assignment.  Neither this Agreement nor any right, interest nor obligation hereunder may be assigned by CWI or WPPI without the prior written consent of the other Party, and any attempt to make any such an assignment shall be null and void; provided, however, and without the consent of WPPI, CWI may transfer this Agreement to any Affiliate of CWI; provided, that CWI shall remain fully liable for CWI’s obligations under this Agreement.

9.12                    Successors and Assigns.  Except as otherwise expressly provided herein, this Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors and permitted assigns.

9.13                    No Third-Party Beneficiaries.  This Agreement will not confer any rights or remedies upon any Person other than the Parties hereto and their respective heirs, successors and permitted assigns.

9.14                    Attorneys’ Fees.  If any lawsuit or arbitration or other Action arises in connection with the interpretation or enforcement of this Agreement, the prevailing party therein shall be entitled to receive from the other party the prevailing party’s reasonable costs and expenses, including reasonable attorneys’ fees, incurred in connection therewith, in preparation therefor and on appeal therefrom, which amounts shall be included in any judgment therein.

9.15                    Exclusivity.

9.15.1        Subject to the last sentence of this Section 9.15.1, after the Effective Date, neither WPPI nor any of their respective Affiliates, members, partners, or agents (including, without limitation, any broker) shall offer, entertain, solicit, discuss or negotiate with respect to any inquiries or proposals relating to the possible direct or indirect acquisition, (or any other form of transaction having a similar effect), a recapitalization of the Hotel for purposes of avoiding the restrictions of this Section 9.15.1, or make any information about the Property or the Hotel available (for purpose of sale, refinance or recapitalization) to any Person other than CWI, its Affiliates, any of CWI’s prospective lenders and their respective designees, agents and/or authorized third parties.  WPPI agrees to immediately direct Broker to cease the marketing of the Property.  Such restrictions shall be in effect until the earlier of (a) the Closing, or (b) the termination of this Agreement by either Party pursuant to the terms and conditions hereof; and thereafter shall be null and void and of no further force or effect.

9.15.2        As of the Effective Date and for a period of eighteen (18) months following Closing, WPPI covenants and agrees for itself and its Affiliates that neither it nor any of its respective Affiliates shall own, develop, acquire or otherwise invest in, independently or with others, directly or indirectly, any full service luxury or full service upper upscale hotel projects within the geographic boundaries of the City of Bellevue, Washington; provided, however, and notwithstanding the foregoing, the foregoing restrictions shall not apply to the Hilton Garden Inn located in Bellevue, Washington, and the AC Hotel by Marriott located at 202 106th Place Northeast, Bellevue, Washington, each of which are currently under development.  Such restrictions shall only be effective during the pendency of this Agreement and, thereafter, if a Closing has occurred pursuant to this Agreement.  This Section 9.15.2 shall survive Closing.

9.16                    Confidentiality.  Each Party expressly covenants and agrees that neither such Party nor any of its Affiliates will disclose, divulge, furnish or make accessible to anyone any information relating to the transactions contemplated hereby.  CWI agrees to keep all information (including the Due Diligence Materials) concerning the Property and Hotel which are provided to CWI by WPPI or which CWI otherwise obtains in the course of diligence, strictly confidential to at least the level of care it would treat its own confidential information.  Notwithstanding the foregoing, each Party and its Affiliates may use and disclose such information in the ordinary course of their business to accountants, legal counsel, advisors, employees, representatives and agents who have a legitimate need to know such information and to prospective investors and lenders in connection with future real estate projects and investments; provided, however, that nothing in this Section 9.16 will prohibit the disclosure of any such information (a) which is required to be disclosed by the Party or any such Affiliate in connection with any Action or under any applicable Law; (b) in connection with the enforcement of any of the rights of the Party hereunder; (c) to the extent required by securities laws; (d) in connection with the defense by the Party of any claim asserted against it hereunder; or (e) that has come into the public domain other than as a result of the disclosure by such Party or its Affiliate; provided, however, that in the case of a disclosure contemplated by clause (a), to the extent reasonably practicable no disclosure shall be made until the Party shall give notice to the other Parties of the intention to disclose such information so that the other Parties may contest the need for disclosure, and the disclosing Party will cooperate (and will cause its Affiliates and their respective representatives to cooperate) with the other Parties in connection with any such Action, all such cooperation at the expense of the Company.  This Section 9.16 shall survive the Closing or any termination of this Agreement.

9.17                    Announcements.  All press releases and all other publicity concerning the transaction contemplated by this Agreement shall be drafted and prepared by CWI, and WPPI agrees not to, and shall cause its Affiliates not to, deliver or publish any press releases or other publicity regarding the sale of the Property pursuant to this Agreement unless approved in writing by CWI.  The Parties acknowledge and agree that CWI will issue a press release after the Closing, the form and content of which shall be subject to the prior written consent of WPPI (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, WPPI acknowledges and agrees that CWI’s press release shall be substantially similar to the form of those certain press releases previously issued by CWI or its Affiliates in connection with CWI’s or CWI’s Affiliates’ recent hotel acquisitions.  Notwithstanding the foregoing, nothing contained herein shall prohibit any disclosure by CWI required by law or regulation, including, without limitation, in any filings or disclosures made by CWI to the United States Securities and Exchange Commission in accordance with applicable law.  This Section 9.17 shall survive the Closing or any termination of this Agreement.

9.18                    Post-Closing Access.         In order to fulfill its obligations to third parties, complete the Punch List or for any other reason relevant to its business interests related to the Hotel, WPPI shall be entitled to post-Closing access to (i) all Books and Records of the Hotel relating to the periods prior to the Closing and (ii) to the Hotel and Property in a manner that does not unreasonably interfere with the operation of the Hotel.  All such access shall be with prior written notice and shall not materially interfere with the operation of the Hotel.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Contribution Agreement to be duly executed as of the date first above written.

WPPI:

WPPI BELLEVUE MFS, LLC,
a Washington limited liability company

By:  WMB Corp., its manager

By: /s/ Kevin Carlson
Name: Kevin Carlson
Title:

[Signature Pages Continue on Following Page]

CWI:

CWI BELLEVUE HOTEL, LLC,
a Delaware limited liability company

By: /s/ Michael G. Medzigian
Name: Michael G. Medzigian
Title: Chief Executive Officer

CWI 1 MEMBER:

CWI OP, LP,
a Delaware limited partnership

By:	Carey Watermark Investors Incorporated,
a Maryland corporation,
its general partner and special limited partner

By: /s/ Michael G. Medzigian
Name: Michael G. Medzigian
Title: Chief Executive Officer

CWI 2 MEMBER:

CWI 2 OP, LP,
a Delaware limited partnership

By:	Carey Watermark Investors 2 Incorporated,
a Maryland corporation,
its general partner and special limited partner

By: /s/ Michael G. Medzigian
Name: Michael G. Medzigian
Title: Chief Executive Officer

EXHIBIT “A”

DEFINITIONS

“Acceleration Notice” shall have the meaning set forth in Section 2.5.2.

“Accounts Receivable” means all amounts which WPPI is entitled to receive from the operation of the Hotel which are not paid as of the Closing, including, without limitation, charges for the use or occupancy of any guest, conference or banquet rooms or other facilities at the Hotel prior to Closing, any restaurant, bar or banquet services, or any other goods or services provided by or on behalf of WPPI at the Hotel prior to Closing.

“Acceptable Matters” shall have the meaning set forth in Section 2.8.3(c).

“Action” means any action, suit, proceeding, arbitration, investigation or litigation.

“Affiliate” means, with respect to any Person or entity, any other Person or entity directly or indirectly controlling, controlled by or under common control of such Person or entity.  For purposes hereof, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of any Person or entity, or the power to veto major policy decisions of such Person or entity, whether through the ownership of voting securities, by agreement, or otherwise.  Notwithstanding the foregoing, Carey, CWII, CWII-2, WCP or any entity managed or advised by Carey, CWII, CWII-2 and/or WCP and/or any Subsidiary of any such entities (and without regard to the percentage of equity ownership any of them may have in such entity), shall be deemed “Affiliates” of CWI for all purposes under Section 9.11 this Agreement.

“Agreement” shall have the meaning set forth in the Preamble.

“Agreement Notice” shall have the meaning set forth in Section 5.4.3.

“Amended LLC Agreement” shall have the meaning set forth in the Recitals.

“Architect” means Johnson Braund Inc.

“Architect Agreement” means that certain Amended and Restated Contract by and between WPPI and Architect, dated June 29, 2012.

“Assumed Liabilities” shall have the meaning set forth in Section 2.3.2.

“Audit Firm” shall have the meaning set forth in Section 6.3.

“Audit Representation Letter” shall have the meaning set forth in Section 6.3.

“Bookings” shall have the meaning set forth in Section 2.1.16.

“Books and Records” shall have the meaning set forth in Section 2.1.11.

“Broker” means Hodges Ward Elliott, Inc.

“Carey” means W.P. Carey, Inc., a Delaware corporation.

“Claims” means any and all liability, claims, acts, Actions, claims for relief, judgments, demands, lawsuits, claims of indemnity, expenses, pre-litigation procedures, accounts, controversies, or any combination of the same, of any nature whatsoever, whether at Law or equity, whether arising out of, from or under Law, whether sounding in contract or tort, or pursuant to statutory remedy, brought by or otherwise commenced on behalf of any third Person.

“Claimant” shall have the meaning set forth in Section 5.4.3.

“Closing” shall have the meaning set forth in Section 2.6.1.

“Closing Statement” shall have the meaning set forth in Section 4.2.1(b).

“CMP” shall have the meaning set forth in Section 4.2.2(f).

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company” shall have the meaning set forth in the Recitals.

“Completion Reserve” shall have the meaning set forth in Section 6.4.

“Construction Contract” means the agreement dated March 5, 2013 between WPPI and Walsh Construction Company II, LLC (“Walsh”), as amended by an amendment last dated March 6, 2013, for the construction of the Hotel.

“Contracts” means any contract, agreement, arrangement or understanding, whether written or oral and whether express or implied.

“Cut-Off Time” shall have the meaning set forth in Section 4.2.1.

“CWI” shall have the meaning set forth in the Preamble.

“CWI 1 Member” shall have the meaning set forth in the Preamble.

“CWI 2 Member” shall have the meaning set forth in the Preamble.

“CWI Members” shall have the meaning set forth in the Preamble.

CWI Contribution” shall have the meaning set forth in Section 2.5.

“CWI Indemnified Parties” shall have the meaning set forth in Section 5.4.1.

“CWI Membership Interests” shall have the meaning set forth in Section 2.5.

“CWII” means Carey Watermark Investors Incorporated, a Maryland corporation.

“CWII-2” means Carey Watermark Investors 2 Incorporated, a Maryland corporation.

“Data Room” means the electronic data base established on behalf of WPPI as a repository of materials for the contemplated transaction.

“Design and Engineering Documents” shall have the meaning set forth in Section 2.1.12.

“Designated Courts” shall have the meaning set forth in Section 7.1.

“Disputed Amounts” shall have the meaning set forth in Section 4.9.

“Due-Diligence Materials” shall have the meaning set forth in Section 2.7.1.

“Effective Date” shall have the meaning set forth in the Preamble.

“Election Notice” shall have the meaning set forth in Section 5.4.4.

“Employee Benefit Plans” means all Employee Benefit Plans, as that term is defined in Section 3(3) of ERISA and all other written severance pay, salary continuation, bonus, incentive, stock option, retirement, pension, welfare, profit sharing or deferred compensation plans, or other employee benefit policies, programs, agreements or arrangements of any kind maintained by or contributed to by WPPI or Hotel Manager on behalf of any of the Employees.

“Environmental Laws” means all federal, state and local laws, statues, rules, codes, ordinances, regulations, orders, judgments, decrees, binding and enforceable guidelines, policies or common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment in each case, to the extent binding, relating to the environment, the protection of health or Hazardous Materials, including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act, 42 USC §9601 et seq.; the Resource Conservation and Recovery Act, 42 USC §6901 et seq.; the Federal Water Pollution Control Act, 33 USC §1251 et seq.; the Toxic Substances Control Act, 15 USC §2601 et seq.; the Clean Air Act, 42 USC §7401 et seq.; the Safe Drinking Water act, 42 USC §3803 et seq.; the Oil Pollution Act of 1990, 33 USC §2701 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 USC §11001 et seq.; the Hazardous Material Transportation Act, 49 USC §1801 et seq.; the Occupational Safety and Health Act, 29 USC §651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials) and the rules and regulations promulgated thereunder; any state or local counterparts or equivalents, in each case as amended from time to time.

“Equipment Leases” shall have the meaning set forth in Section 2.1.8.

“Escrow Agent” shall have the meaning set forth in Section 2.7.2.

“Excluded Liabilities” means any lien, encumbrance, Liability or obligation of any nature whatsoever, whether fixed or contingent, recorded or unrecorded, known or unknown, with respect to the operation of the Hotel (to the extent occurring, or the events giving rise to which occurred, prior to the Closing whether known to have existed by WPPI at the Closing or otherwise), including, but not limited to (subject to the foregoing limitations): (i) amounts due CWI from Post-Closing Prorations; (ii) Trade Payables contested by WPPI or other undisclosed

Trade Payables as to which CWI does not receive a credit; (iii) monetary title encumbrances agreed to be satisfied by WPPI as to enable the Title Company to issue the Pro Forma Title Policy but not completed by WPPI; (iv) Liabilities relating to acts or omissions of WPPI or any of its respective Affiliates occurring prior to the Closing or resulting from events occurring prior to Closing (but equitably adjusted to the extent which any CWI Indemnified Parties had involvement or culpability); (v) to the extent not included within the definition of Post-Closing Prorations or CWI received credit therefor, Tax obligations, that are not the express obligation of CWI hereunder and withholding Liabilities of WPPI or any of its respective Affiliates with respect to periods prior to the Closing, and any interest, additions to Tax, loss of elections, fines or penalties thereon or with respect to returns filed or required to be filed in connection therewith (including, without limitation, any recapture and including any amounts due or which may come due and owing under applicable Law) but subject to CWI’s obligation to pay future installments of ad valorem real or personal property taxes as to which it received a credit at Closing or future installments of special assessments or charges first falling due after Closing; (vi) any Liability arising from the termination, discharge, lay-off or other separation from employment of the Hotel Manager’s, WPPI’s or WPPI’s Affiliates’ employees at the Hotel prior to the Closing, except as to WARN Act issues or as otherwise set forth in this Agreement; (vii) any Liability arising as a result of any grievances or any unfair labor practice charges, any Equal Employment Opportunity Commission claims, wage and hour claims, and unemployment compensation claims by Hotel Manager’s or WPPI’s or any of WPPI’S Affiliates employees at the Hotel, in each case, to the extent accrued or incurred prior to the Closing; (viii) Liability for any workers’ compensation payments or Claims attributable to the period prior to Closing pertaining to any injury occurring during a period prior to the Closing or for any common law or statutory claim by an employee of the Hotel Manager, WPPI or any of WPPI’s Affiliates or any other Person for any injury, occupational disease, aggravation of a previously existing injury or disease; (ix) Liabilities arising from any Claims by third parties for personal injury or property damage arising out of events occurring prior to the Closing as a result of any violation of Environmental Laws; (x) except as otherwise provided in Section 4.7 of this Agreement, Liabilities of WPPI or its Affiliates for brokerage or other commissions relating to the transactions contemplated herein; (xi) Liabilities relating to or arising from any Contracts between WPPI and any of its Affiliates; (xii) Liabilities relating to or arising from post-retirement health care benefits owed or to be owed by Hotel Manager or WPPI to their respective employees or former employees, as the case may be, for employment relating to and ending during the period prior to the Closing; (xiii) Liabilities or obligations under the Construction Contract; and (xiv) all Liability for WPPI’s purchase money obligations whether structured as debt, lease or otherwise.

“Existing Franchise Agreement” means that certain Franchise Agreement dated December 28, 2012 by and between Franchisor and WPPI.

“Existing Management Agreement” means that certain Management Agreement dated December 10, 2013 by and between Hotel Manager and WPPI.

“F&B” shall have the meaning set forth in Section 2.1.5.

“FF&E” means all tangible personal property and fixtures of any kind owned by WPPI attached to, or located upon and used in connection with the use or operation of the Hotel, including, without limitation, all furniture, fixtures, equipment, signs, all spa, health club and fitness equipment, beds, furniture, televisions and other furnishings, and all refrigerators in guest rooms, (other than the Supplies, IT Systems, F&B, Retail Merchandise, Books and Records and the Design and Engineering Documents).

“Financial Statements” shall have the meaning set forth in Section 3.1.17.

“Franchisor” means Marriott International Inc.

“Franchisor Approval” shall have the meaning set forth in Section 2.10.1.

“Final Completion” means the receipt of (a) a permanent certificate of occupancy issued by the City of Bellevue, Development Service Department (Building Division) and (b) completion of the Punch List.

“Franchisor Approval Period Expiration” shall have the meaning set forth in Section 2.10.1.

“Good Faith Deposit” shall have the meaning set forth in Section 2.7.2.

“Governmental Authority” means any court, tribunal, authority, agency, commission, official or other instrumentality of the United States, or any state, county, city or other political subdivision, arbitrator or any judicial or quasi-judicial tribunal of competent jurisdiction.

“Hazardous Materials” means (i) substances that are defined or listed in, or otherwise classified pursuant to, any applicable law or regulations as “hazardous substances,” hazardous materials,” “hazardous wastes,” “toxic substances,” “pollutants,” “contaminants” or other similar term intended to define, list or classify a substance by reason of such substance’s ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity or “EP toxicity”, (ii) oil, petroleum or petroleum derivative substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources, (iii) any flammable substances or explosives or any radioactive materials, (iv) asbestos in any form, (v) polychlorinated biphenyls, (vi) mold, mycotoxins or microbial matter (naturally occurring or otherwise) and (vii) infectious waste.

“HEI” shall mean HEI Bellevue, LLC, a Delaware limited liability company.

“HMA Assignment Agreement” shall have the meaning set forth in Section 2.9.

“Hotel” shall have the meaning set forth in the Recitals.

“Hotel Manager” means Merritt Hospitality, LLC.

“Improvements” shall have the meaning set forth in Section 2.1.2.

“Indemnification Notice” shall have the meaning set forth in Section 5.4.3.

“Indemnifying Party” shall have the meaning set forth in Section 5.4.3.

“Initial Liquidity Level” shall have the meaning set forth in Section 5.6.

“Initial Period” shall have the meaning set forth in Section 5.6.

“Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, confidential information, know-how, technology, processes, designs and all documentation relating to any of the foregoing; (ii) works of authorship and art in any media, and all copyrights, copyright registrations and applications therefor, and all other rights, including authors’ or moral rights, corresponding thereto throughout the universe; (iii) all computer software not purchased from or licensed by a third party to the Company; and (iv) all trademarks, service marks, trade dress, trade names, designs, logos, slogans and general intangibles of like nature, including those existing under common law and all registrations and applications therefor throughout the universe, and all goodwill associated with or symbolized by any of the foregoing.

“IT Systems” shall have the meaning set forth in Section 2.1.4.

“Key Money” means any and all funds provided by Franchisor to WPPI as an inducement to enter into an agreement respecting the Hotel.

“Land” shall have the meaning set forth in Section 2.1.1.

“Laws” means any local, county, state, federal, foreign or other law, statute, regulation, ordinance, rule, order, decree, judgment, consent, decree or governmental requirement enacted, promulgated, entered into, agreed or imposed by a Governmental Authority.

“Leases” shall have the meaning set forth in Section 2.1.7.

“Liability” and “Liabilities” mean any direct or indirect liability, obligation, commitment or expense of any Person of any type, whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown.

“Litigation Notice” shall have the meaning set forth in Section 5.4.3.

“Losses” means those actual damages, losses, obligations, Liabilities, claims, encumbrances, penalties, costs and expenses actually incurred, including costs of investigation and defense and reasonable attorneys’ fees and expenses but excluding any incidental, consequential, punitive or exemplary damages, special damages, indirect damages, unrealized expectation, lost profits or other similar items, and under no circumstances shall any damages be calculated using a “multiplier” or any similar method having a similar effect.  Any damages, losses, obligations, Liabilities, claims, encumbrances, penalties, costs and expenses that are merely speculative in nature and which cannot be reasonably quantified, determined or established shall not constitute an Loss.

“Material Damage” means damage that is reasonably estimated to cost in excess of Two Million Five Hundred Thousand Dollars ($2,500,000) to repair.

“Material Taking” means the permanent or temporary taking of such portion of the Property that includes any portion of the Hotel, or results in the elimination of all points of access between the Real Property and a dedicated street but excluding any taking related to the tunnel project that is in accordance with and pursuant to the Tunnel Easement

“New Title Exceptions” shall have the meaning set forth in Section 2.8.3(c).

“New Survey Defects” shall have the meaning set forth in Section 2.8.3(c).

“New Title and Survey Election Notice” shall have the meaning set forth in Section 2.8.3(c).

“New Title and Survey Objection Notice” shall have the meaning set forth in Section 2.8.3(c).

“New Title and Survey Response Notice” shall have the meaning set forth in Section 2.8.3(c).

“New Franchise Agreement” shall have the meaning set forth in Section 2.10.1.

“Operating Agreements” shall have the meaning set forth in Section 2.1.9.

“Ordinary Course” shall mean any action taken by a Person if such action is consistent in nature, scope and magnitude of such Person’s business and generally the same manner as it did during the twelve (12) months prior to the Effective Date and is taken in the ordinary course of the normal day-to-day operations of such Person’s business.

“Outside Closing Date” shall have the meaning set forth in Section 2.6.1

“Party” or “Parties” shall have the meaning set forth in the Preamble.

“Permit” shall have the meaning set forth in Section 2.1.10.

“Permitted Exceptions” shall have the meaning set forth in Section 2.8.3(a)

“Person” means any natural person, corporation, limited liability company, general partnership, limited partnership, organization, trust, union, association or Governmental Authority.

“Pool Improvements” shall have the meaning set forth in Section 6.5.

“Post-Closing Prorations” shall have the meaning set forth in Section 4.6.2.

“Preliminary Closing Statement” shall have the meaning set forth in Section 4.2(b).

“Pro Forma Title Policy” shall have the meaning set forth in Section 2.8.3(a).

“Property” shall have the meaning set forth in Section 2.1.

“Puget Sound Energy Rebate” means that certain or those certain rebates and/or credits issued by Puget Sound Energy (PSE) for which the Hotel may be eligible for.

“Punch List” means the uncompleted construction items set forth on Exhibit “M”.

“Purchase Price” shall have the meaning set forth in Section 2.5.

“R&W Update” shall have the meaning set forth in Section 6.1.1.

“Real Property” shall have the meaning set forth in Section 2.1.2.

“Reduced Liquidity Level” shall have the meaning set forth in Section 5.6.

“Reduction Payments” shall have the meaning set forth in Section 5.6.

“Refund” shall have the meaning set forth in Section 4.6.1.

“Retail Merchandise” shall have the meaning set forth in Section 2.1.6.

“Rules” shall have the meaning set forth in Section 4.9.

“Sales Taxes” shall have the meaning set forth in Section 3.1.2.

“Schedules” means the schedules delivered by WPPI to CWI on or about the Effective Date specifying certain information, exceptions and disclosures to the representations and warranties set forth in Section 3.1 and certain other information requested by the representations and warranties set forth in Section 3.1, as amended, updated, supplemented in accordance with Section 6.1.1.

“Subsidiary” shall mean any Person in which another Person, directly or indirectly through subsidiaries or otherwise, beneficially owns either (i) own more than fifty percent (50%) of either the equity interests in; or (ii) has the voting control of, such Person.

“Supplies” means all merchandise, supplies, inventory and other items used for the operating and maintenance of guest rooms, restaurants, lounges, swimming pools, health clubs, spas, business centers, meeting rooms and other common areas and recreational areas located within or relating to the Hotel, including, without limitation, all food and beverage (excluding alcoholic beverages) inventory, office supplies and stationary, advertising and promotional materials, china, glasses, silver/flatware, towels, linen and bedding, guest cleaning, paper and other supplies, employee uniforms, and all cleaning and maintenance supplies, including those used in connection with the swimming pools, health clubs, spas, fitness centers, indoor or outdoor sports facilities (e.g., tennis courts), restaurants, business centers, meeting rooms and other common areas and recreational areas.

“Survey” shall have the meaning set forth in Section 2.8.2.

“Survey Defects” shall have the meaning set forth in Section 2.8.3(a).

“Target Closing Date” shall have the meaning set forth in Section 2.6.1.

“Tax” or “Taxes” means any income, gross or net receipts, property, sales, use, capital gain, transfer, excise, license, production, franchise, employment, social security, occupation,

payroll, registration, occupancy, transient occupancy, governmental pension or insurance, withholding, royalty, severance, stamp or documentary, value added, or other tax, charge, assessment, duty, levy, business or occupation (including any interest, additions to tax, or civil or criminal penalties thereon) of the United States or any state or local jurisdiction therein, or of any other nation or any jurisdiction therein.

“Tax Returns” means any report, form, return, statement or other information (including any amendments) required to be supplied to a Governmental Authority by a Person with respect to Taxes, including information returns, any amendments thereof or schedule or attachment thereto and any documents with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Threshold Amount” shall have the meaning set forth in Section 5.4.5.

“Title Company” shall have the meaning set forth in Section 2.8.1.

“Title Commitment” shall have the meaning set forth in Section 2.8.1.

“Title Endorsements” shall have the meaning set forth in Section 2.8.4.

“Title Exceptions” shall have the meaning set forth in Section 2.8.3(a).

“Title Policy” shall have the meaning set forth in Section 2.8.4.

“Trade Payables” shall mean amounts payable to vendors or other suppliers of goods and services to the Hotel for which services, goods has or have been provided or delivered prior to Closing (subject to those as to which WPPI states to CWI that it is contesting) as well as gift certificates, trade vouchers and other “payment-in-kind” obligations, issued or arising prior to Closing which items are to be valued at face amount (if issued in a dollar amount), at average rack rates (if issued for free or reduced rate rooms) or otherwise at estimated retail value (if issued for food beverages or other service or merchandise), including sales and other excise taxes which Company will be obligated to pay upon honoring such items.

“Transfer Taxes” shall have the meaning set forth in Section 4.1.

“Transit Agreement” shall mean that certain Agreement, dated September 27, 2012, by and among WPPI, HEI, the City, and the Transit Authority, as recorded as document number 20121010001467 in the official records of King County, Washington.

“Transit Authority” shall mean the Central Puget Sound Regional Transit Authority, a regional transit authority.

“TRS” means Bellevue Hotel Operator, Inc., a Delaware corporation.

“Tunnel Easements” the contemplated easements granted by WPPI in favor of the Sound Transit Authority pursuant to the Transit Agreement or otherwise.

“Uniform System” means the Uniform System of Accounts for the Lodging Industry that is published by the Hotel Association of New York City, Inc. and approved by the American Hotel & Motel Association, in effect at the time in question (currently, the 11th Revised Edition, 2014).

“Unpermitted Exceptions” shall have the meaning set forth in Section 2.8.3(b).

“Uncompleted Punch List Items” shall have the meaning set forth in Section 6.4.

“Utility Commitments” shall have the meaning set forth in Section 2.1.15.

“Walsh” shall have the meaning set forth in the definition of “Construction Contract.”

“WARN Act” means the Worker Adjustment and Retraining Notification Act, as amended and the rules and regulations promulgated thereunder from time to time.

“Warranties” shall have the meaning set forth in Section 2.1.14.

“WCP” means Watermark Capital Partners, LLC, a Delaware limited liability company.

“WPPI” shall have the meaning set forth in the Preamble.

“WPPI Contribution” shall have the meaning set forth in Section 2.1.

“WPPI Indemnified Parties” shall have the meaning set forth in Section 5.4.2.

EXHIBIT “B”

LEGAL DESCRIPTION

PARCEL A:

LOTS 7, 8 AND 9, SUMMIT RIDGE, ACCORDING TO THE PLAT THEREOF RECORDED IN VOLUME 47 OF PLATS, PAGE(S) 17, RECORDS OF KING COUNTY, WASHINGTON;

AND THAT PORTION OF LOT 6, SUMMIT RIDGE, ACCORDING TO THE PLAT THEREOF RECORDED IN VOLUME 47 OF PLATS, PAGE 17, RECORDS OF KING COUNTY, WASHINGTON, DESCRIBED AS FOLLOWS:

BEGINNING AT THE NORTHEAST CORNER OF LOT 6 AS SHOWN ON THE PROPOSED RIGHT OF WAY PLANS OF 110TH AVENUE N.E. EXTENSION, DATED JANUARY 2000, ON FILE WITH THE CITY OF BELLEVUE, SURVEY SECTOR (SECTION);

THENCE ALONG THE EAST LINE THEREOF SOUTH 00° 10’ 11” WEST 100.80 FEET TO THE SOUTHEAST CORNER OF LOT 6;

THENCE ALONG THE SOUTH LINE THEREOF NORTH 88° 03’ 52” WEST 33.62 FEET;

THENCE LEAVING SAID SOUTH LINE NORTHEASTERLY ALONG A CURVE, THE CENTER OF WHICH BEARS SOUTH 82º 56’ 17” EAST 1315.50 FEET, THROUGH A CENTRAL ANGLE OF 2º 34’ 27”, SUBTENDED BY AN ARC LENGTH OF 59.10 FEET TO A POINT OF REVERSE CURVATURE OF A 1352.50 FEET RADIUS CURVE TO THE LEFT;

THENCE NORTHEASTERLY ALONG SAID CURVE, THROUGH A CENTRAL ANGLE OF 1º 07’ 37”, SUBTENDED BY AN ARC LENGTH OF 26.60 FEET TO A POINT OF REVERSE CURVATURE OF A 29.50 FEET RADIUS CURVE TO THE RIGHT;

THENCE NORTHEASTERLY ALONG SAID CURVE, THROUGH A CENTRAL ANGLE OF 33º 31’ 20”, SUBTENDED BY AN ARC LENGTH OF 17.26 FEET TO THE NORTH LINE OF LOT 6;

THENCE ALONG SAID NORTH LINE SOUTH 88º 03’ 52” EAST 13.87 FEET TO THE POINT OF BEGINNING.

ALSO

LOTS 8 AND 9, BLOCK 1, JENSEN’S ADDITION TO BELLEVUE, ACCORDING TO THE PLAT THEREOF RECORDED IN VOLUME 49 OF PLATS, PAGE(S) 70, RECORDS OF KING COUNTY, WASHINGTON.

(ALSO BEING KNOWS AS CITY OF BELLEVUE DECLARATION OF LOT COMBINATION AS RECORDED UNDER RECORDING NO. 20080918001560 AND AS

CORRECTED BY AFFIDAVIT OF MINOR CORRECTION OF SURVEY UNDER RECORDING NO. 20081125001235.)

EXCEPT THAT PORTION OF THE AFORESAID LOT 9 CONVEYED TO CITY OF BELLEVUE, A WASHINGTON MUNICIPAL CORPORATION BY DOCUMENT RECORDED OCTOBER 29, 2014 UNDER RECORDING NO. 20141029000356.

PARCEL B:

LOT 7, BLOCK 1, JENSEN’S ADDITION TO BELLEVUE, ACCORDING TO THE PLAT THEREOF RECORDED IN VOLUME 49 OF PLATS, PAGE(S) 70, RECORDS OF KING COUNTY, WASHINGTON.

EXCEPT ANY PORTION THEREOF LYING WITHIN 110TH AVENUE NORTHEAST, AS RESERVED UNDER DEED RECORDED JULY 14, 2008 UNDER RECORDING NO. 20080714000444.

PARCEL C:

TOGETHER WITH THAT CERTAIN EASEMENT FOR A “NO BUILD AREA” AS MORE PARTICULARLY SET FORTH IN SECTION 5 OF THAT CERTAIN EASEMENT AGREEMENT FOR OPEN SPACE, PASSIVE RECREATION, PEDESTRIAN AND RECREATIONAL USE AND ACCESS BY THE PUBLIC, RECORDED JULY 14, 2008 AS RECORDING NO. 20080714000445, OF THE OFFICIAL RECORDS OF KING COUNTY, WASHINGTON, AS AMENDED BY THAT CERTAIN FIRST AMENDMENT TO EASEMENT AGREEMENT FOR OPEN SPACE, PASSIVE RECREATION, PEDESTRIAN AND RECREATIONAL USE AND ACCESS BY THE PUBLIC, RECORDED OCTOBER 26, 2011, AS RECORDING NO. 20111026001288, OF SAID OFFICIAL RECORDS, AND AS FURTHER AFFECTED BY THE TERMS AND PROVISIONS CONTAINED IN SECTION 6 OF THAT CERTAIN AGREEMENT RECORDED OCTOBER 10, 2012, RECORDING NO. 2012010001467, OF SAID OFFICIAL RECORDS.

PARCEL D:

THE RIGHT OF USE OF THE EASEMENT AREA, TO THE EXTENT SUCH RIGHT CREATES AN INTEREST IN REAL ESTATE, IF ANY, AS MORE PARTICULARLY SET FORTH IN SECTION 1.4 OF THAT CERTAIN EASEMENT AGREEMENT FOR OPEN SPACE, PASSIVE RECREATION, PEDESTRIAN AND RECREATIONAL USE AND ACCESS BY THE PUBLIC, RECORDED JULY 14, 2008 AS RECORDING NO. 20080714000445, OF THE OFFICIAL RECORDS OF KING COUNTY, WASHINGTON, AS AMENDED BY THAT CERTAIN FIRST AMENDMENT TO EASEMENT AGREEMENT FOR OPEN SPACE, PASSIVE RECREATION, PEDESTRIAN AND RECREATIONAL USE AND ACCESS BY THE PUBLIC, RECORDED OCTOBER 26, 2011, AS RECORDING NO. 20111026001288, OF SAID OFFICIAL RECORDS, AND AS FURTHER AFFECTED BY THE TERMS AND PROVISIONS CONTAINED IN SECTION 6 OF THAT CERTAIN AGREEMENT RECORDED OCTOBER 10, 2012, RECORDING NO. 2012010001467, OF SAID OFFICIAL RECORDS.

EXHIBIT “C”

DUE DILIGENCE MATERIALS

1)	Latest available 2015 Monthly Forecast

2)	2015 Monthly Operating Budget with departmental details

3)	2016-2019 Operating Projections

4)	Latest Competitive Set STAR/Trend Reports

5)	Real and Personal Property tax bills for 2013, 2014 and 2015

6)	Copies of any open Property tax appeals that have been prepared or filed (N/A)

7)	Detail of all insurance coverages that will be in place post-opening

8)	List of all vehicles including: year, make, model, VIN #, cost new, # of passengers, vehicle use (used by manager, transport, laundry, transport guests, etc.) (N/A)

9)	Copies of all service contracts, equipment/capital leases, permits & licenses, leases, and most recent health, fire, building and elevator inspection reports

10)	Copies of all environmental reports and engineering reports

11)	Copies of any other material agreements

12)	WPPI’s preliminary title report

13)	Survey (as-built), legal description, architectural and engineering plans and specifications, as well as a site plan with zoning specifications

14)	Current/Anticipated levels of inventories including F&B, F&B operating equipment, and linen

15)	Organizational chart showing anticipated executive committee members, managers, supervisors, and all personnel in A&G, sales & marketing and engineering departments

16)	If available, an employee census listing all employees by corresponding position, salary or wage scale, benefits to which they are entitled, accrued benefits including vacation and any other payments

17)

A summary of the health insurance program available to employees, including the scope of benefits offered, the cost of the insurance by employee with a breakdown of both the employer’s contribution and the employee’s contribution, and the claims experience covering the period since opening.

C-1

18)	A summary of workers’ compensation insurance coverage as well as a summary of claims experience covering the period since opening.

19)	Most recent group bookings pace report

20)	Detailed list of advanced reservations and bookings

21)	2015 Capital Expenditures Budget

22)	2016 Capital Expenditures Budget

23)	2015 Marketing Plan

24)	Projected market segmentation for FY 2015

25)	List of top 10 customers (on the books) based on room nights and revenue

EXHIBIT “D”

CWI’S PRO FORMA TITLE POLICY

[See attached]

EXHIBIT “E”

DEED

Return

Name and Address:

Paul Hastings LLP

515 South Flower Street, 25th Floor

Los Angeles, CA 90071

Attention: Rick S. Kirkbride, Esq.

Document	SPECIAL WARRANTY DEED
Title:

NAME OF	WPPI BELLEVUE MFS, LLC,
GRANTOR:	a Washington limited liability company

NAME OF	CWI Bellevue Hotel, LLC,
GRANTEE:	a Delaware limited liability company

ABBREVIATED LEGAL DESCRIPTION:	Lots 7-9 and portion Lot 6, Summit Ridge and Lots 8 and 9, Block 1, Jensen’s Addition, per Declaration of Lot Combination #20080918001560; also Lot 7, Block 1,
Jensen’s Addition, Vol. 49, page 70

Complete legal description is on
Exhibit A of document

ASSESSOR’S PROPERTY	808760-0035
PARCEL ACCOUNT NOS.:	369980-0035

REFERENCE NOS. OF DOCUMENTS RELEASED OR ASSIGNED:	Not Applicable

SPECIAL WARRANTY DEED

The Grantor, WPPI BELLEVUE MFS, LLC, a Washington limited liability company, for and in consideration of Ten Dollars ($10) and other good and valuable considerations, in hand paid, grants and conveys to CWI BELLEVUE HOTEL, LLC, a Delaware limited liability company, the Grantee, the real property situated in the City of Bellevue, County of King, State of Washington, as more particularly described on Exhibit A attached hereto, subject to the matters described in Exhibit B attached hereto.

The Grantor, for itself and for its successors in interest, does by these presents expressly limit the covenants of this Deed to those herein expressed, excludes all covenants arising or to arise by statutory or other implication, and does hereby covenant that against all persons whomsoever lawfully claiming or to claim by, through or under the Grantor, and not otherwise, it will warrant and defend the title to the above-described real property.

DATED __________________, 201__.

WPPI BELLEVUE MFS, LLC,
a Washington limited liability company

	By:	WMB Corp., its Manager

By:
Its:

STATE OF INDIANA          )

) ss.

COUNTY OF LAKE  )

On this ___ day of __________, 20__, before me, a notary public in and for the aforesaid State, personally appeared _______________, who acknowledged him/herself to be the ____________ of WMB Corp., manager of WPPI BELLEVUE MFS, LLC, a Washington limited liability company, and that (s)he, as such officer, being authorized to do so, executed the foregoing instrument for the purposes therein contained on behalf of said limited liability company.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my seal the day and year first above written.

Signature:

Name (Print):

NOTARY PUBLIC in and for the State of Indiana
My commission expires:

EXHIBIT A

LEGAL DESCRIPTION

EXHIBIT B

EXCEPTIONS

EXHIBIT “F”

AMENDED LLC AGREEMENT

[See attached]

EXHIBIT “G”

BILL OF SALE

THIS BILL OF SALE (“Bill of Sale”) is dated as of ________, 20___ (the “Effective Date”) from WPPI BELLEVUE MFS, LLC, a Washington limited liability company (“Seller”), to CWI BELLEVUE HOTEL, LLC, a Delaware limited liability company (“Buyer”).

WHEREAS, Seller, Buyer, CWI OP, LP and CWI 2 OP, LP are parties to that certain Contribution Agreement, dated as of September ____, 2015 (the “Agreement”), pursuant to which Seller has agreed to sell, assign, transfer and convey to Buyer that certain hotel facility as more particularly described in the Agreement (the “Hotel”), including all FF&E, Supplies, IT Systems, F&B, Retail Merchandise, Design and Engineering Documents, Intellectual Property and Books and Records, but expressly excluding the Excluded Property, as described in Section 2.2 of the Agreement (collectively, the “Personal Property”), as provided in the Agreement.  All capitalized terms used, but not defined, in this Bill of Sale shall have the meaning set forth in the Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged:

(a)        Seller hereby sells, assigns, transfers and conveys to Buyer all of its right, title and interest in and to all of the Personal Property, and Buyer hereby purchases and accepts all of Seller’s right, title and interest in and to all of the Personal Property, as of the Effective Date, on the terms set forth in this Bill of Sale.

(b)        This Bill of Sale shall be binding upon and inure to the benefit of Seller and Buyer, and their respective successors and assigns.  This Bill of Sale shall not confer any rights or remedies upon any Person other than Seller, Buyer and CWI Indemnified Parties as expressly provided under the Agreement.

(c)        This Bill of Sale is expressly made subject to the terms and provisions of the Agreement.  In the event of a conflict between the terms and provisions of the Bill of Sale and the Agreement, the terms and provisions of the Agreement shall govern and control.

(d)       This Bill of Sale (including the recitals to this Bill of Sale which are incorporated herein), and the Agreement set forth the entire understanding and agreement of the parties hereto, and shall supersede any other agreements and understandings (written or oral) between Seller and Buyer on or prior to the date of this Bill of Sale with respect to the matters set forth herein.  No amendment or modification to any terms of this Bill of Sale, waiver of any covenant, obligation, breach or default under this Bill of Sale or termination of this Bill of Sale (other than as expressly provided in the Agreement), shall be valid unless in writing and executed and delivered by Seller and Buyer.

(e)        This Bill of Sale may be executed in any number of counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one agreement with the same effect as if the parties hereto had signed the same signature page.

[remainder of page intentionally left blank; signatures follow on next page]

IN WITNESS WHEREOF, Seller and Buyer have caused this Bill of Sale to be executed and delivered in their names by their respective duly authorized officers or representatives as of the Effective Date.

SELLER:	WPPI BELLEVUE MFS, LLC,
a Washington limited liability company

By: WMB Corp., its manager

By: ____________________________
Name:
Title:

BUYER:	CWI BELLEVUE HOTEL, LLC,
a Delaware limited liability company

By: ____________________________
Name:
Title:

[SIGNATURE PAGE TO BILL OF SALE]

4

EXHIBIT “H”

HMA ASSIGNMENT AGREEMENT

ASSIGNMENT AND ASSUMPTION OF MANAGEMENT AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION OF MANAGEMENT AGREEMENT (“Assignment”), dated as of the 11th day of September, 2015, is made and entered into by and between WPPI Bellevue MFS, LLC, a Washington limited liability company (“Assignor”) and Bellevue Hotel Operator, Inc., a Delaware corporation (“Assignee”).

WITNESSETH:

WHEREAS, Assignor and Merritt Hospitality, LLC (the “Hotel Manager”) are parties to that certain Management Agreement, dated as of December 10, 2013, a copy of which is attached hereto as Exhibit A (the “Hotel Management Agreement”) regarding the management and operation of the Seattle Marriott Bellevue Hotel located at 200 110th Avenue NE, Bellevue, Washington (“Hotel”);

WHEREAS, Assignor and CWI Bellevue Hotel, LLC (“CWI”) are in negotiation regarding the transfer of the Hotel from Assignor to CWI (the “Transfer Transaction”);

WHEREAS, CWI has formed Assignee, which is wholly owned and managed by CWI, to operate the Hotel pursuant to an operating lease;

WHEREAS, in connection with the closing of the Transfer Transaction, Assignor desires to assign to Assignee, and Assignee desires to assume from Assignor, Assignor’s entire right, title, obligations and interest in and to the Hotel Management Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

1.         Assignment.  Effective only upon the closing of the contemplated Transfer Transaction (the “Closing Date”), Assignor hereby assigns and transfers to Assignee all of Assignor’s right, title and interest in and to the Hotel Management Agreement and Assignee hereby accepts such assignment and transfer of the Hotel Management Agreement.  As of the Closing Date, Assignee hereby assumes all obligations and agreements under the Hotel Management Agreement including, without limitation, all obligations to pay any fees and perform any covenants under the Hotel Management Agreement (collectively, the “Obligations”), which first arise on or after the Closing Date.  Assignor shall retain responsibility for all of the Obligations first accruing or arising prior to the Closing Date.

2.         Release.  If and only if the closing of the Transfer Transaction occurs, then concurrently with the assignment and assumption of the Hotel Management Agreement pursuant to Section 1, Hotel Manager hereby releases and discharges Assignor from all Obligations under the Management Agreement that first arise or accrue on or after the Closing Date.  Assignor hereby reaffirms its obligations under the Management Agreement with respect to matters arising or accruing prior to the

Closing, including, but not limited to the obligations set forth in Sections 10.2 and 11.3(f) of the Management Agreement and nothing herein or by virtue of the closing of the Transfer Transaction shall modify, limit or derogate Assignor’s obligations.

3.         Counterparts.  This Assignment may be executed in multiple original or facsimile or electronic (PDF) counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

4.         Applicable Law.  This Assignment shall be governed by and enforced and construed in accordance with the laws of the State of Washington.

5.         Termination.  If the closing of the Transfer Transaction does not occur prior to March 1, 2016 or Assignee terminates the Transfer Transaction or otherwise does not elect to proceed with the Transfer Transaction, this Assignment shall automatically terminate at such time without any further documentation and shall be of no force or effect whatsoever.

6.         Notices.  Assignor and Assignee shall provide Hotel Manager with regular updates regarding the status of the Transfer Transaction and the anticipated Closing Date.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be executed as of the date first written above.

“ASSIGNOR”

WPPI BELLEVUE MFS, LLC

By: WMB Corp., its manager

By:

Printed:

Title:

“ASSIGNEE”

BELLEVUE HOTEL OPERATOR, INC.

By:

Printed:

Title:

JOINDER:

Hotel Manager hereby joins in the foregoing, solely to (x) acknowledge and consent to the assignment and (y) evidence its agreement and willingness to be bound to the provisions of Section 2 of the Agreement.  The person executing this Joinder on behalf of Hotel Manager has the legal capacity and authority to bind the Hotel Manager.

“HOTEL MANAGER”

MERRITT HOSPITALITY, LLC
Date:_________________,2015

By:

Printed:

Title:

EXHIBIT A

HOTEL MANAGEMENT AGREEMENT

(See attached)

EXHIBIT “I”

FOREIGN INVESTMENT IN REAL PROPERTY TAX ACT AFFIDAVIT

CERTIFICATE OF NON FOREIGN STATUS

[•], 2016

Section 1445 of the Internal Revenue Code provides that a transferee (buyer) of a U.S. real property interest must withhold tax if the transferor (seller) is a foreign person.  For U.S. tax purposes (including Section 1445), the owner of a disregarded entity (which as legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity.  To inform the transferee (buyer) that withholding of tax is not required upon the disposition of a U.S. real property interest by WPPI BELLEVUE MFS, LLC, a Washington limited liability company (“Transferor”), the undersigned hereby certifies the following on behalf of Transferor:

1.         Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations).  Transferor is not a “disregarded entity” (as such term is defined in the Internal Revenue Code and Income Tax Regulations).

2.         Transferor’s U.S. employer identification number is 46-1054386.

3.         Transferor’s office address is:

1000 E. 80th Place

Suite 700 North

Merrillville, IN 46410

4.         Transferor is not a disregarded entity as defined in Section 1.1445-2(b)(2)(iii).

5.         Transferor understands that this certification may be disclosed to the Internal Revenue Service by the transferee (buyer) and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury, the undersigned declares that he has examined this certification and to the best of his knowledge and belief it is true, correct and complete, and he further declares that he has the authority to sign this document on behalf of Transferor.

Executed as of the date first written above.

TRANSFEROR:

WPPI BELLEVUE MFS, LLC,
a Washington limited liability company

By: WMB Corp., its manager

By:
Name:
Title:

EXHIBIT J

TRANSIT AUTHORITY ESTOPPEL

Estoppel Certificate

________ __, 2015

[CWI Bellevue Hotel, LLC]

272 E. Deerpath Road, Suite 320

Lake Forest, IL 60045

RE: That certain Agreement (the “Agreement”), dated September 27, 2012, by and among WPPI, HEI Bellevue, LLC, a Delaware limited liability company, the City of Bellevue, a Washington municipal corporation (the “City), and the Central Puget Sound Regional Transit Authority, a regional transit authority (“Sound Transit”), as recorded as document number 20121010001467 in the official records of King County, Washington.

Ladies and Gentlemen:

The following statements are made by each of the City and Sound Transit (collectively, “the Certifiers”), with respect to those certain parcels of real property described in the Agreement. Each of the Certifiers acknowledge that CWI Bellevue Hotel, LLC, a Delaware limited liability company (“Buyer”) and its affiliates their lenders and each of their respective successors and assigns (collectively, the “Beneficiaries”) may rely on the statements in this estoppel certificate in connection with the proposed acquisition by Buyer (or its assignee) of the property located at 200 110th Ave NE, Bellevue, Washington, which property is subject to the Agreement (the “Property”), from WPPI Bellevue MFS, LLC, a Washington limited liability company (“WPPI”).

Each of the Certifiers hereby certifies on behalf of itself to Buyer and the other Beneficiaries that the following statements are true, correct and complete as of the date hereof:

1.            The Agreement is in full force and effect and has not been amended, modified, supplemented or assigned except as described above.

2.            The Property is in compliance with the Agreement, and each of the Certifiers has neither received nor delivered any notice of default or breach by WPPI or any other party to the Agreement with respect to the Property under the Agreement.  Each of the Certifiers is not aware of any facts or circumstances that exist that with the passage of time, the giving of notice, or both, will or could constitute a default or breach under the Agreement.

3.            There are no unpaid amounts owed by WPPI or any other party to the Agreement under the Agreement.

4.            No party to the Agreement has a claim against WPPI for any offset or defense to enforcement of any of the terms of the Agreement.

5.            Each of the undersigned is duly authorized to execute and deliver this estoppel certificate on behalf of each of the Certifiers, as applicable.

6.            This estoppel certificate is binding upon the undersigned and its successors and assigns and is made with the knowledge that Buyer (either directly or through its designee) is about to acquire title to the Property and may now or hereafter obtain financing which may be secured by a deed of trust (or mortgage), security agreement, pledge of direct or indirect equity interests, and/or assignment of rents, leases and contracts upon the Property.  Each of the Certifiers further acknowledges and agrees that the Beneficiaries shall have the right to rely on the information contained in this estoppel certificate and if any loan encumbering the Property becomes the subject of any securitization, this estoppel certificate may also be relied upon by the credit rating agency, if any, rating the securities collateralized by the loan as well as any issuer of such securities and any servicer and/or trustee acting in respect of such securitization.

The undersigned has caused this estoppel certificate to be executed as of the date first above written.

Very truly yours,

THE CITY OF BELLEVUE

By: __________________________
Name: _______________________
Title: ________________________

THE CENTRAL PUGET SOUND REGIONAL TRANSIT AUTHORITY

By: __________________________
Name: _______________________
Title: ________________________

EXHIBIT K

EXAMPLE LIST OF AUDIT REVIEW MATERIALS

Internal Controls

1)           Process narratives for the all control cycles (purchase and payables, treasury, revenue and receivables, fixed assets, payroll, month-end close process, etc.) in place during the periods under audit

2)           Narrative for the night auditor packet process

3)           Availability of night audit packets for selection (selections to be made at a later date)

4)           Narrative describing the IT environment including applications used, IT governance structure, planned IT changes and processes for systems developments and change management, physical and logical security and data backup and recovery

5)           Copies of the SOC 1 reports (formerly known as SAS 70) for the payroll service provider and hotel management company (i.e. Marriott) for the last two years

General

1)           Closed trial balances (in excel) for the years ended 12/31/12, 12/31/13 and 12/31/14

2)           December 2012, 2013 and 2014 Balance Sheets and Statements of Operations (detailed by department)

3)           Complete general ledger detail for the years ended 12/31/13 and 12/31/14

4)           Please provide copies of the following executed agreements or documents (if applicable):

a)            Organization chart

b)           LLC Agreement

c)            Articles of Organization

d)          Management agreement

e)            Franchise agreement

f)             Loan Agreement, Promissory Agreement and Guaranties

g)           Other material or significant contracts or agreements relevant to the audit

h)           Construction contract

Cash

1)           Bank reconciliations for all cash accounts as of 12/31/12, 12/31/13 and 12/31/14

2)           Listing of all bank accounts used during the  last three years (including accounts that have been closed), including name of institution and account number

3)           Copies of all December 2012, 2013 and 2014 bank statements

4)           Copies of all January 2013, 2014 and 2015 bank statements

5)           Copies of all monthly 2013 and 2014 depository cash account bank statements

6)           Copies of all restricted cash/escrow statements as of 12/31/12, 12/31/13 and 12/31/14 (if applicable)

Notes receivable (if applicable)

1)           Roll-forward of notes receivable during the period under audit detailing beginning balance, advances, repayments and ending balance as of 12/31/14

Revenue and receivables

1)           Guest ledger and accounts receivable aging detail (city ledger) as of 12/31/12, 12/31/13 and 12/31/14

2)           Detail of Reserves for bad debt with explanation of adequacy as of 12/31/12, 12/31/13 and 12/31/14

3)           STAR reports for the last three years

4)           Listing of all sales tax and occupancy tax payments made during 2013 and 2014.  We will request copies of the corresponding tax returns as necessary.

Prepaid expenses

1)           Detail of other assets and prepaids as of 12/31/12, 12/31/13 and 12/31/14 (as they’d appear on the financial statement line item).  Invoice and payment support will be requested after we look at the detail, if necessary.

Investment in hotels

1)           Detail of investment in hotels roll-forward, including listing of all additions and dispositions, for the period from inception through 12/31/14.  We will request check copies and invoices for selected additions.

2)           Depreciation schedules as of 12/31/12, 12/31/13 and 12/31/14 for all fixed assets

3)           Support for the initial purchase (either land or hotel), including the Purchase and Sale agreement and closing escrow statement.  In addition, an appraisal, if any, supporting the original purchase price or lender’s loan to value.

4)           ASC 805 (formerly FAS 141R) purchase price allocation from the original purchase of the hotel (if the hotel has never been audited).  If the hotel has never been audited and there was significant renovation work completed since inception, we will need details of all construction costs, if applicable.

5)           Draw packages from beginning of construction until completion.

6)           Certificate of Occupancy

Deferred loan costs, franchise fees or any other deferred charges

1)           Roll-forward of deferred loan costs, franchise fees or any other deferred charges detailing the beginning balance, amortization, disposals and ending balance as 12/31/14.  We will request additional support for significant additions (if applicable).

Accounts payable and accrued expenses

1)           Accounts payable aging detail as of 12/31/12, 12/31/13 and 12/31/14.

2)           Advance deposit ledger as of 12/31/12, 12/31/13 and 12/31/14.

3)           Reconciliations of accrued expense accounts as of 12/31/12, 12/31/13 and 12/31/14, including accrued vacation, accrued payroll, accrued other, etc.

4)           Check register detail for the periods 1/1/13 - 2/28/13, 1/1/14 - 2/28/14 and 1/1/15 - 2/28/15.  We will request invoices for selected items and may be required to update testing throughout the audit.

5)           Copies of December 2013 and 2014 sales tax and occupancy tax returns

Long-Term Debt (if applicable)

1)           Roll-forward of notes payable from the beginning balance, advances, repayments and ending balance as of 12/31/14.

2)           Loan confirmation forms for all loans held in the last three years sent back to McGladrey for independent mailing - templates to be provided.

Members’ Equity

1)           Roll forward schedule for equity detailing contributions, distributions, income/loss, and other activity from inception to 12/31/14

2)           Schedule/detail of contributions and distributions that occurred during 2013 and 2014.  If applicable, please provide check copies or wire transfer statements so that we can verify the material owner contributions/distributions.  We will make selections for the material contributions/distributions.

Profit and Loss

1)           Copies of all legal invoices paid during the years ending 12/31/13 and 12/31/14.  From this detail, we will select which legal firms to send confirmations to, if deemed necessary.

2)           Reconciliation for the report from the payroll service provider to the trial balance for the years ending 12/31/13 and 12/31/14

3)           Calculation of the management fees and asset management fees paid for the years ended 12/31/13 and 12/31/14.

4)           Copies of all real estate tax bills paid during 2013 and 2014.

Interim Financial Information

1)           Trial balances as of September 30, 2014 and September 30, 2015

2)           General ledger for period from January 1, 2015 through September 30, 2015

3)           Bank statements and reconciliations as of September 30, 2015 and 2014.

4)           Accounts receivable and payable listings as of September 30, 2015 and 2014.

5)           Mortgage/Debt statement as of September 30, 2015 and 2014.

6)           Management’s analytical comments for “material” variances between September 30, 2015 and 2014

NOTE:

Where possible, please provide the requested information in an electronic format.  Also, please note there will be additional requests as we progress through the audit as this is not an all-inclusive list.

The listing is not all inclusive.  Additional requests will be made after reviewing detail.  There will be additional requests if the hotels have never been audited and/or the records were kept on a basis other than GAAP (cash or tax basis).

EXHIBIT L

AUDIT REPRESENTATION LETTER

[REPORT DATE]

McGladrey LLP

1 South Wacker Drive

Suite 800

Chicago, IL 60606

This representation letter is provided in connection with your audit of the financial statements of [COMPANY NAME] (the “Company”) which comprise the balance sheets as of December 31, 2014 and 2013 and the related statements of income, changes in equity, and cash flows and the related notes to the financial statements for the years then ended, for the purpose of expressing an opinion on whether the financial statements are presented fairly, in all material respects, in accordance with accounting principles generally accepted in the United States (U.S. GAAP).

We confirm, to the best of our knowledge and belief, that as of [REPORT DATE]

Financial Statements

1.            We have fulfilled our responsibilities, as set out in the terms of the audit arrangement letter dated [ARRANGEMENT LETTER DATE], for the preparation and fair presentation of the financial statements referred to above in accordance with U.S. GAAP.

2.            We acknowledge our responsibility for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

3.            We acknowledge our responsibility for the design, implementation, and maintenance of internal control to prevent and detect fraud.

4.            Significant assumptions used by us in making accounting estimates, including those measured at fair value, are reasonable and reflect our judgment based on our knowledge and experience about past and current events and our assumptions about conditions we expect to exist and courses of action we expect to take.

5.            Related party relationships and transactions have been appropriately accounted for and disclosed in accordance with the requirements of U.S. GAAP.

6.            All events subsequent to the date of the financial statements and for which U.S. GAAP requires adjustment or disclosure have been adjusted or disclosed.

7.            The effects of all known actual or possible litigation and claims have been accounted for and disclosed in accordance with U.S. GAAP.

8.            No minutes of actions of meetings have been prepared for the meetings of the investors and/or directors held during the years ended other than what has been disclosed to you there have been no:

a.             Amendments to the operating agreements and/or bylaws

b.    Changes in equity other than by contributions and distributions to the members in accordance with the provisions of the operating agreement

c.             Transactions related to the retirement of any equity

d.           Mergers, reorganizations, business acquisitions or disposals, or formation or dissolutions of any business entities.

e.             Changes in officers or directors

f.              New employment or other compensatory contracts

g.            New pledging of corporate assets, corporate guaranteed or corporate debt agreements.

9.            We have no knowledge of any uncorrected misstatements in the financial statements.

Information Provided

10.    We have provided you with:

a.             Access to all information, of which we are aware that is relevant to the preparation and fair presentation of the financial statements such as records, documentation, and other matters.

b.            Additional information that you have requested from us for the purpose of the audit.

c.             Unrestricted access to persons within the entity from whom you determined it necessary to obtain audit evidence.

11.    All transactions have been recorded in the accounting records and are reflected in the financial statements.

12.    We have disclosed to you the results of our assessment of risk that the financial statements may be materially misstated as a result of fraud.

13.    We have no knowledge of allegations of fraud or suspected fraud, affecting the entity’s financial statements involving:

a.             Management.

b.            Employees who have significant roles in the internal control.

c.             Others where the fraud could have a material effect on the financial statements.

14.    We have no knowledge of any allegations of fraud or suspected fraud affecting the entity’s financial statements received in communications from employees, former employees, analysts, regulators, short sellers, or others.

15.    We have no knowledge of noncompliance or suspected noncompliance with laws and regulations whose effects should be considered when preparing financial statements.

16.    We are not aware of any pending or threatened litigation and claims whose effects should be considered when preparing the financial statements and we have not consulted legal counsel concerning litigation or claims.

17.    We have disclosed to you the identity of the entity’s related parties and all the related-party relationships and transactions of which we are aware.

18.    We are aware of no significant deficiencies, including material weaknesses, in the design or operation of internal controls that could adversely affect the entity’s ability to record, process, summarize, and report financial data.

19.    There have been no communications from regulatory agencies concerning noncompliance with, or deficiencies in, financial reporting practices.

20.    We acknowledge that you performed the procedures specified by the Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants (AICPA) on the unaudited balance sheet as of September 30, 2015, and unaudited statements of operations, changes in equity (deficit), and cash flows for the nine-month period ended September 30, 2015, included in the financial statements. The foregoing procedures did not constitute an audit conducted in accordance with the standards of the PCAOB or the AICPA. We represent that the accounting principles used to prepare the unaudited interim financial information are consistent with those used to prepare the financial statements as of and for the year ended December 31, 2014.

21.    During the course of your audit, you may have accumulated records containing data that should be reflected in our books and records. All such data have been so reflected. Accordingly, copies of such records in your possession are no longer needed by us.

[COMPANY NAME]

Chief Executive Officer

Chief Financial Officer

EXHIBIT M

PUNCH LIST

1.            Paint guardrail at South wall of park to match metal panels

2.            Reduce height of boiler flues or install roof screen on Mechanical Penthouse roof

3.            Rooms 204, 206 require return air

4.            Permanent ladder required to penthouse roof, side rails must extend min 42” above parapet (over 16’)

5.            Housekeeping 1208 requires return air

6.            EV chargers not installed

7.            Provide dedicated power to laundry equipment garage – Ecolab-

8.            Permanent ID on disconnect switches

9.            Protect unit heaters at loading dock

10.    Relocated ECUH Cabinet heaters require inspection

11.    Provide roof ballast report for satellite dishes

12.    LL3 Garage-Firestop thru slab conduit

13.    LL3 Garage-Firestop all vacant deck penetrations

14.    LL2 Fire stopping in telecom room L215

15.    L106 Assist W/C 1.5” clearance from toilet to grab bar

16.    LL2 West mechanical firestop west wall pipe penetrations

17.    Install guardrail system around the pool

18.    Install wood landing off stair #4

EXHIBIT N

ASSIGNMENT AND ASSUMPTION OF LEASES, CONTRACTS, LICENSES AND PERMITS

THIS ASSIGNMENT AND ASSUMPTION OF LEASES, CONTRACTS, LICENSES AND PERMITS (this “Assignment”) is made as of ___________, 2016, (the “Effective Date”), by and between WPPI BELLEVUE MFS, LLC, a Washington limited liability company (“Assignor”), and CWI BELLEVUE HOTEL, LLC, a Delaware limited liability company (“Assignee”).

WHEREAS, Assignor, Assignee, CWI OP, LP and CWI 2 OP, LP are parties to that certain Contribution Agreement, dated as of September 11, 2015 (the “Agreement”), pursuant to which Assignor has agreed to sell, assign, transfer and convey to Assignee that certain Hotel facility more particularly described in the Agreement (the “Hotel”);

WHEREAS, in connection with the sale and purchase of the Hotel, Assignor has agreed to assign to Assignee, and Assignee has agreed to assume from Assignor, all of the Leases, Equipment Leases, Operating Agreements, Permits, Utility Commitments and Bookings except to the extent any of the foregoing are not transferable to Assignee without consent which consent has not been obtained (collectively, the “Assigned Documents”) and the Assumed Liabilities, as provided in the Agreement; and

WHEREAS, this Assignment shall not include the assignment of the Construction Contract, the Architect Agreement or any other contract relating to the initial construction of the Hotel.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

(f)        Recitals Incorporated; Defined Terms.  The foregoing recitals are hereby incorporated within and made an integral part of this Assignment as if fully set forth herein.  Capitalized terms used in this Assignment but not otherwise defined shall have the meanings ascribed to them in the Agreement.

(g)        Assignment by Assignor.  Assignor hereby assigns, transfers and conveys to Assignee all of Assignor’s right, title and interest in and to the Assigned Documents and the Assumed Liabilities, but excluding the Excluded Liabilities with respect to the Assigned Documents.

(h)        Acceptance and Assumption by Assignee.  Assignee hereby accepts the assignment, transfer and conveyance of the Assigned Documents and the Assumed Liabilities.  Assignee agrees to assume and perform all of the obligations, liabilities, covenants, duties and agreements of Assignor under the Assigned Documents from and after the date of this Assignment, and to assume all Assumed Liabilities with respect to the Assigned Documents.

(i)         Successors and Assigns; Third Party Beneficiaries.  This Assignment shall be binding upon and inure to the benefit of Assignor and Assignee, and their respective successors and assigns.  This Assignment shall not confer any rights or remedies upon any Person other than Assignor, Assignee and the Indemnitees as expressly provided under the Agreement.

(j)         Governing Agreement.  This Assignment is expressly made subject to the terms and provisions of the Agreement.  In the event of a conflict between the terms and provisions of this Assignment and the terms and provisions of the Agreement, the terms and provisions of the Agreement shall govern and control.

(k)        Entire Agreement; Amendments to Assignment.  This Assignment (including the recitals to this Assignment which are incorporated herein) and the Agreement set forth the entire understanding and agreement of the parties hereto, and shall supersede any other agreements and understandings (written or oral) between Assignor and Assignee on or prior to the date of this Assignment with respect to the matters set forth herein.  No amendment or modification to any terms of this Assignment, waiver of any covenant, obligation, breach or default under this Assignment or termination of the Assignment (other than as expressly provided in this Assignment), shall be valid unless in writing and executed and delivered by Assignor and Assignee.

(l)         Counterparts.  This Assignment may be executed in any number of counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one agreement with the same effect as if the parties hereto had signed the same signature page.

[remainder of page intentionally left blank; signatures on following pages]

2

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment to be executed and delivered in their names by their respective duly authorized officers or representatives as of the Effective Date.

ASSIGNOR:	WPPI BELLEVUE MFS, LLC,
a Washington limited liability company

By: WMB Corp., its manager

By:
Name:
Title:

ASSIGNEE:	CWI BELLEVUE HOTEL, LLC,
a Delaware limited liability company

By:
Name:
Title:

[SIGNATURE PAGE TO ASSIGNMENT AND ASSUMPTION OF LEASES, CONTRACTS, LICENSES AND PERMITS]

3

SCHEDULES TO REPRESENTATIONS AND WARRANTIES

(See attached)